EXHIBIT 10.1

                            SHARE PURCHASE AGREEMENT

                             for the acquisition of

                         100 % of the Shares in DBT GmbH

                                      dated
                                December 16, 2006

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                                Table of Contents

1.   Certain Defined Terms and Abbreviations ...............................   9
2.   Current Status / Cash Pool / Shareholdings in Purchaser ...............  13
3.   Sale and Transfer .....................................................  15
4.   Purchase Price; Cash Pool Settlement; Payments ........................  16
5.   Purchase Price Determination Statements ...............................  20
6.   Merger Notification; Regulatory Requirements ..........................  23
7.   Closing ...............................................................  24
8.   Guarantees of the Seller ..............................................  32
9.   Remedies for Breach of Guarantees .....................................  47
10.  Indemnities ...........................................................  51
11.  Purchaser's Guarantees; Purchaser's Guarantor .........................  54
12.  Environmental Indemnifications ........................................  56
13.  Taxes .................................................................  63
14.  Profit and Loss Transfer Agreement; Guarantees; Derivative Contracts ..  68
15.  Covenants .............................................................  70
16.  Non-Compete ...........................................................  74
17.  Transition of Business ................................................  75
18.  Confidentiality and Public Announcements ..............................  76
19.  Notices ...............................................................  77
20.  Costs and Taxes .......................................................  79
21.  Miscellaneous .........................................................  80

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                                       3


                    Index of Defined Terms and Abbreviations

10.2 Losses ........................................................          27
Affiliates .........................................................          11
Agreement ..........................................................          10
AktG ...............................................................          11
Alternative Transaction ............................................          33
AO .................................................................          11
Assets and Inventories .............................................          38
BBodSchG ...........................................................          11
BGB ................................................................          11
Breach .............................................................          48
Bucyrus ............................................................          11
Business ...........................................................          76
Business Days ......................................................          11
Cash Pool Balance ..................................................          19
CBA Conflict .......................................................          54
CET ................................................................          11
Claim ..............................................................          50
Claim Notice .......................................................          48
Claims .............................................................          50
Closing ............................................................          31
Closing Conditions .................................................          25
Closing Confirmation ...............................................          32
Closing Date .......................................................          32
Closing Date Net Cash ..............................................          17
Closing Events .....................................................          31
Collective Agreements ..............................................          42
Collective Bargaining Agreement ....................................          72
Company ............................................................          14
Company 2006 Financial Statements ..................................          69
Consideration Shares ...............................................          11
Consolidated Closing Date Financial Statements .....................          22
Control ............................................................          11
Current Account ....................................................          77
DBS ................................................................          54
De Minimis Amount ..................................................          50
Deloitte Report ....................................................          27
Directors and Officers .............................................          11
Disclosure Schedules ...............................................          33
Encumbrances .......................................................          11
Environmental Claims ...............................................          60
Environmental Contamination ........................................          58
Environmental De Minimis ...........................................          61
Environmental Law ..................................................          58
Environmental Loss .................................................          58
Environmental Matter ...............................................      58, 59

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Environmental Permit ...............................................          59
ERISA ..............................................................          43
EURO Finance Agreement .............................................          19
Exchange Act .......................................................          56
Final MAC Determination ............................................          28
Finance Agreements .................................................          19
Forward Purchase ...................................................          16
Forward Purchase Closing Date ......................................          16
GAAP ...............................................................          12
GAAS ...............................................................          12
GmbHG ..............................................................          12
Group Companies ....................................................          15
Group Companies Benefit Plans ......................................          42
Group Company ......................................................          15
GWB ................................................................          12
Hazardous Materials ................................................          59
HGB ................................................................          12
HT .................................................................          12
HT Shares ..........................................................          16
ICC Rules ..........................................................          82
IFRS ...............................................................          12
Indemnifiable Tax ..................................................          64
Information Technology .............................................          39
Interests ..........................................................          12
Key Employees ......................................................          41
KStG ...............................................................          12
Labeled Objects ....................................................          72
Lease ..............................................................          12
Leased Real Property ...............................................          12
Leases .............................................................          39
Legal Entity .......................................................          12
Legal Terms ........................................................          81
Loss ...............................................................  48, 54, 75
Losses .............................................................  48, 54, 75
MAC Determination Notice ...........................................          28
MAC Dispute Notice .................................................          28
Material Adverse Change ............................................          13
Material Agreements ................................................          39
Material Breach ....................................................          13
Neutral Auditor ....................................................          23
Ordinary Course ....................................................          13
Owned Assets and Inventories .......................................          38
Owned IP Rights ....................................................          36
Owned Real Property ................................................          38
Owned Real Property ................................................          13
Parties ............................................................          10
Party ..............................................................          10
Permits ............................................................          44

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Post-Effective Date Tax Period .....................................          64
Pre-Effective Date Tax Period ......................................          64
Preliminary Cash Pool Balance ......................................          20
Preliminary Purchase Price .........................................          20
Preliminary Purchase Price Determination Statements ................          22
Professor Dr. Schulte's Confirmation ...............................          16
Profit and Loss Transfer Agreement .................................          15
Public Subsidies ...................................................          45
Purchase Price .....................................................          17
Purchase Price Determination Statements ............................          24
Purchaser ..........................................................          10
Purchaser's Bank Guarantee .........................................          70
Purchaser's Confirmation ...........................................          16
Purchaser's Guarantor ..............................................          10
Purchaser's Obligations ............................................          57
RAG-Marks ..........................................................          72
RBV ................................................................          15
RBV Share ..........................................................          15
Real Property ......................................................          13
Regulations ........................................................          34
Release ............................................................          59
Revised Purchase Price Determination Statements ....................          23
SEC ................................................................          56
SEC Documents ......................................................          56
Securities Act .....................................................          47
Seller .............................................................          10
Seller Share .......................................................          15
Seller's Group .....................................................          45
Seller's Guarantees ................................................          70
Seller's Knowledge .................................................          48
Shareholders' Agreement ............................................          15
Shares .............................................................          15
Signing Date .......................................................          13
Stand-Alone Financial Statements ...................................          36
Subsidiaries .......................................................          15
Subsidiary .........................................................          15
Subsidiary Interests ...............................................          15
Survey .............................................................          14
Tax ................................................................          14
Tax Authority ......................................................          64
Tax Loss ...........................................................          67
Tax Refund .........................................................          64
Tax Return .........................................................          64
Tax Saving .........................................................          64
Termination Costs ..................................................          14
Third Party ........................................................          14
Third Party Claim ..................................................          49
Threshold ..........................................................          51

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Transaction ........................................................          25
UmwG ...............................................................          14
US Dollar Finance Agreement ........................................          19
UStG ...............................................................          14
ZPO ................................................................          14

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                                       7


                    List of Exhibits and Disclosure Schedules

Exhibit 2.3                      Subsidiaries; Group Companies ................................  14
Exhibit 2.8                      Purchaser's Confirmation .....................................  15
Exhibit 2.9                      Professor Dr. Schulte's Confirmation .........................  15
Exhibit 2.10                     Professor Dr. Schulte's Confirmation .........................  15
Exhibit 4.4                      IPO Surplus Calculation Method ...............................  20
Exhibit 5.1.2                    Accounting Principles ........................................  21
Exhibit 7.1.1(xiv)               Amendment to the Social Charter ..............................  25
Exhibit 7.1.1(xv)                Lunen Real Estate ............................................  25
Exhibit 7.2.3(i)                 Resignation of Directors and Officers ........................  30
Exhibit 7.2.3(i)                 Parent Guarantee .............................................  30
Exhibit 7.2.3(iv)                RBV Guarantee ................................................  30
Exhibit 00                       Assignment of Shares .........................................  30
Disclosure Schedule 8.4.4        Commercial Register ..........................................  34
Disclosure Schedule 8.4.5        Voting Agreements ............................................  34
Disclosure Schedule 8.4.6        Complete List of Corporate Bodies ............................  34
Disclosure Schedule 8.5.2        Other Participations .........................................  34
Disclosure Schedule 8.6          Pending Business Transactions ................................  34
Disclosure Schedule 8.7          Stand-Alone Financial Statements .............................  35
Disclosure Schedule 8.8.1        Owned IP Rights ..............................................  35
Disclosure Schedule 8.8.3 (i)    Maintenance of IP Rights .....................................  35
Disclosure Schedule 8.8.3 (ii)   Owned IP Rights licensed .....................................  35
Disclosure Schedule 8.8.4        Challenges regarding IP Rights ...............................  36
Disclosure Schedule 8.8.5        Licensed Intellectual Property Rights ........................  36
Disclosure Schedule 8.8.7        Third Party Rights Infringements .............................  36
Disclosure Schedule 8.8.9        Employee Inventions ..........................................  36
Disclosure Schedule 8.9.2        Encumbrances on Owned Assets and Inventories .................  37
Disclosure Schedule 8.9.3 (a)    Owned Real Property ..........................................  37
Disclosure Schedule 8.9.2(b)     Used Real Property ...........................................  38
Disclosure Schedule 8.10.1       Material Agreements ..........................................  38
Disclosure Schedule 8.10.2       Status of the Material Agreements ............................  39
Disclosure Schedule 8.10.3       Material Agreements with change of control provisions ........  40
Disclosure Schedule 8.10.4       List of largest customers and suppliers ......................  40
Disclosure Schedule 8.11.1       Key Employees who terminated Employment ......................  40
Disclosure Schedule 8.11.2       List of Employees ............................................  40
Disclosure Schedule 8.11.3       Collective Agreements ........................................  40
Disclosure Schedule 8.11.4       Labor Disputes ...............................................  40
Disclosure Schedule 8.11.5       Pension Agreements ...........................................  41
Disclosure Schedule 8.11.7       Long Term Incentive Plan .....................................  42
Disclosure Schedule 8.11.8       Employees' Change of Control Rights ..........................  42
Disclosure Schedule 8.11.9       Personal Injury Claims .......................................  42
Disclosure Schedule 8.12.1       Permits ......................................................  42
Disclosure Schedule 8.12.2       Compliance with Permits ......................................  43
Disclosure Schedule 8.12.4       Subsidies ....................................................  43
Disclosure Schedule 8.13         Product Liability ............................................  43
Disclosure Schedule 8.14.1       Insurance ....................................................  44

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
Disclosure Schedule 8.14.2       Insurance Claims .............................................  44
Disclosure Schedule 8.15         Litigation ...................................................  44
Disclosure Schedule 8.16         Conduct of Business ..........................................  44
Exhibit 10.4                     Agreements on the Sale or other Disposal of Interests ........  52
Disclosure Schedule 12.5.1       Environmental Agreements .....................................  61
Disclosure Schedule 13.2.2       Taxes ........................................................  64
Exhibit 14.3(a)                  Assumption of Guarantees .....................................  69
Exhibit 14.4                     Derivative Contracts .........................................  69
Exhibit 15.1.4                   Actions Dependent on Prior Consent ...........................  70
Exhibit 15.2                     Collective Bargaining Agreement ..............................  71
Exhibit 17.2                     IT Agreements which terminate upon Closing ...................  75
Exhibit 17.3                     Insurance Policies which terminate upon Closing ..............  75
Exhibit 17.4                     Bank Account of the Company ..................................  76
Exhibit 17.5                     Termination of Intra-group Agreements ........................  76

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                                       9


                            SHARE PURCHASE AGREEMENT

By and between

1. RAG Coal International Aktiengesellschaft, Rellinghauser Stra(beta)e 1 - 11, 45128 Essen, a stock corporation organized under the laws of Germany, registered with the commercial register of the municipal court of Essen under HRB 12210;

                                                                    - "Seller" -

and

2. DBT Holdings GmbH, c/o Freshfields Bruckhaus Deringer, Feldmuhleplatz 1, 40545 Dusseldorf, a limited liability company organized under German law; registered with the commercial register of the municipal court of Dusseldorf under HRB 55323;

                                                                 - "Purchaser" -

3. Bucyrus International, Inc., 1100 Milwaukee Ave, South Milwaukee, WI 53172-0500, USA; a corporation organized under the laws of Delaware;

                                                     - "Purchaser's Guarantor" -

                  - the Seller, the Purchaser and the Purchaser's Guarantor each a "Party and collectively "the "Parties" -

Preamble

A. The Seller is the majority shareholder in DBT GmbH, which is active in the development, the manufacture and distribution of mining equipment.

B.          The Seller intends to divest all shares in DBT GmbH.

C.          The Purchaser intends to purchase all shares in DBT GmbH.

Now, therefore, the Parties agree on the following terms and conditions (collectively together with all related agreements, exhibits and disclosure schedules the "Agreement") as follows:

1.          Certain Defined Terms and Abbreviations

            In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meaning:

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                                       10


            "Affiliates": any individual person or Legal Entities who or which are affiliated undertakings (verbundene Unternehmen) within the meaning of Section 15 AktG (as defined below).

            "AktG": the German Stock Corporation Act (Aktiengesetz).

            "AO": the German Tax Code (Abgabenordnung).

            "BBodSchG":    the    German    Federal    Soil    Protection    Act
            (Bundes-Bodenschutzgesetz).

            "BGB": the German Civil Code (Burgerliches Gesetzbuch).

            "Bucyrus":   Bucyrus  Holdings  GmbH,  a  German  limited  liability
            company, with its seat at Dusseldorf and registered with the commercial register of the municipal court (Amtsgericht) Dusseldorf under HRB 55309.

            "Business Days": any days other than Saturdays, Sundays and public holidays, in each case in Essen, Germany, in Frankfurt am Main, Germany, in London, UK, the United States of America and the State of Wisconsin.

            "CET": Central European Time.

            "Consideration Shares": 471,476 Class A shares of Bucyrus International, Inc.'s common stock, par value USD.01 per share (which number shall be adjusted in accordance with and taking into account any splits, reverse splits, dividends and similar transactions).

            "Control": shall mean, with respect to the Company, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of securities or as trustee or executor or by virtue of a voting, trust or executor agreement.

            "Directors and Officers": any managing directors (Geschaftsfuhrer), members of the management board (Mitglieder des Vorstandes), members of the supervisory board (Mitglieder des Aufsichtsrats), members of the board of directors or any other statutory representatives or members of any other statutory bodies of representation of any Legal Entity in any jurisdiction.

            "Encumbrances": any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, charge, claim, condition, equitable interest, indenture, option, hypothecation, attachment, restriction on transfer, right-of-way, easement, title defect, lease, encroachment, servitude, right of first option, right of first refusal or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens arising or incurred in the Ordinary Course if the underlying obligations are not yet due and payable, and (ii) liens for Taxes that arise solely by operation of law but are not yet due and payable.

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                                       11


            "GAAP": accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, and the statutory provisions underlying such principles, as in effect as of the Signing Date and any other date explicitly referred to herein.

            "GAAS": U.S. generally accepted auditing standards.

            "GmbHG": the German Act on Limited Liability Companies (Gesetz betreffend Gesellschaften mit beschrankter Haftung).

            "GWB": the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen).

            "HT": "Ad acta" 676.Vermogensverwaltungsgesellschaft mbH (to be renamed in HMS Hamburg Trust GmbH), Hamburg, a company with limited liability organized under German law, registered with the commercial register of the municipal court of Hamburg under HRB 99129.

            "HGB": the German Commercial Code (Handelsgesetzbuch).

            "IFRS": International Financial Reporting Standards as set forth by the International Accounting Standards Board (IASB) in the version effective on January 1, 2006.

            "Interests":  any  shares,  partnership  interests  or other  equity
            interests  or  any  voting   rights  in  any  Legal  Entity  in  any
            jurisdiction.

            "IP Rights" (gewerbliche Schutzrechte): all intellectual property and similar rights, whether registered or unregistered, and applications for such rights, including, without limitation, patents (Patente), trademarks (Marken), utility models (Gebrauchsmuster), design patents (Geschmacksmuster), domain names, proprietary business descriptions (geschaftliche Bezeichnungen), geographical indications of origin (geographische Herkunftsangaben), copyrights
            (Urheberrechte)       and      other      ancillary       copyrights
            (Leistungsschutzrechte) with the exception of standard software and licences.

            "KStG":      the     German     Corporate     Income     Tax     Act
            (Korperschaftssteuergesetz).

            "Leased Real Property": the real property leased or subleased by the Company or a Subsidiary leased to the Company or a Subsidiary or otherwise used or occupied by the Company or a Subsidiary for the operation of the Business.

            "Lease": any lease, lease guaranty, sublease, license, easement or agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any Leased Real Property, including all amendments, terminations and modifications thereof.

            "Legal Entity": any corporation, company, partnership, association or other legal entity or undertaking established pursuant to the laws of any jurisdiction.

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                                       12


            "Material Adverse Change": any event, situation, circumstance, effect or adverse change on the business, assets, results, or operations of any of the Group Companies which individually or collectively with any other such event, situation, circumstance, effect or adverse change in the same or another Group Company, has or would have a negative impact amounting to not less than EUR 30,000,000 (in words Euro thirty million) and which, to the extent curable, has not been cured until the Closing Date. A Material Adverse Change shall not include any effect resulting from (i) any change in general economic, business or industry conditions (including general developments of capital and financial markets), or any change in local, regional, national or international conditions generally affecting the Group Companies or (ii) any change in the political or social conditions including the engagement by any country in which a Group Company has a registered seat or is engaged in business in hostilities (including a terrorist attack upon any of their respective territories, possessions or diplomatic or consular offices, military installations, equipments or personnel) or (iii) any change in applicable laws or interpretations thereof or (iv) measures or actions taken by or with the approval of the Purchaser pursuant to Section 15.1.4 or otherwise expressly agreed by the Purchaser in writing; provided that in the case of (i) and (iii) such event, situation, circumstance, effect or adverse change will be deemed a Material Adverse Change if such event, situation, circumstance effect or adverse change would have or has a materially disproportionate adverse effect on the Group Companies taken as a whole.

            "Material Breach": a breach causing any change in the assets, business, liabilities, results, operations of any of the Group Companies which individually or collectively with all other such changes has or would have a negative impact on the financial condition of the affected Group Companies of not less than EUR 10,000,000 (in words: Euro ten million) and which, to the extent curable, is not cured prior to the Closing Date.

            "Ordinary Course": in accordance with (i) arm's length principles or
            (ii) the annual budgets of the individual Group Companies and of the Group Companies as a whole and in each case in accordance with past practice.

            "Owned Real Property": the real property owned by the Company or any Subsidiary or to which the Company or any Subsidiary has a right (grundstucksgleiche Rechte) as of the Signing Date, together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, and together with all easements and rights-of-way used or useful in connection therewith.

            "Real Property": the Owned Real Property and Leased Real Property, collectively.

            "Signing Date": the day, on which this Agreement is notarized by the Parties.

            "Share Value": USD 21,000,000 (in words: US Dollar twenty one million).

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                                       13


            "Survey": an up to date ALTA Land Title Survey completed for the Owned Real Property in the United States of the type reasonably required by the title company selected by Purchaser.

            "Tax": any taxes (Steuern) within the meaning of ss. 3 German Tax Code (Abgabenordnung) and any corresponding foreign taxes, charges (Gebuhren), duties (Zolle) and levies (Beitrage) of any kind
            including           social          security           contributions
            (Sozialversicherungsbeitrage) and other public-law levies (offentlich-rechtliche Abgaben) of any kind that are imposed by any governmental authority or other public body or due under any Regulation. For the purposes of this Agreement, Taxes shall further include any payments made, or to be made, as the party liable for taxes (Haftungsschuldner), as well as any interest, additions to tax or additional amounts and any penalties (Straf- und Bu(beta)gelder) that are due under any applicable laws or imposed by a Tax Authority.

            "Termination Costs": shall mean the sum of (i) EUR 100,000 for each employee who has after the Signing Date and prior to the Closing Date entered into an old age part time agreement (Altersteilzeitvereinbarung) with the Company and (ii) EUR 150,000 for each employee who has after the Signing Date and prior to the Closing Date entered into a termination agreement with the Company to the extent payments have not been made until and including the Closing Date (up to an aggregate maximum number of 30 employees) and
            (iii) to the extent the number of employees who have neither entered into an old age part time agreement or a termination agreement is less than 30, EUR 150,000 for each such employee.

            "Third Party": any person or Legal Entity other than a Party or an Affiliate of a Party, including public governmental authorities.

            "UmwG": the German Transformation Act (Umwandlungsgesetz).

            "UStG": the German VAT Act (Umsatzsteuergesetz).

            "ZPO": the German Code of Civil Procedure (Zivilprozessordnung).

2.          Current Status / Cash Pool / Shareholdings in Purchaser

2.1 The Company. DBT GmbH (the "Company"), Industriestr. 1, 44534 Lunen, Germany, is a German limited liability company. The Company has its registered seat (Sitz) at Lunen and is registered with the commercial register at the municipal court (Amtsgericht) Dortmund under HRB 17120. The registered capital (Stammkapital) of the Company amounts to EUR 21,050,000 (in words: Euro twenty one million and fifty thousand).

2.2 The Shares. As of the Signing Date, Seller holds a share of the registered capital of the Company with such nominal value as follows:

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                                       14


            Number of Share(s)                      Nominal Amount in EUR
            1                                       19,974,450

            Such share shall be referred to as the "Seller Share".

            As of the Signing Date, RBV Verwaltungs-GmbH, formerly known as RB Verwaltungsgesellschaft fur die Beteiligung an der Rutgerswerke GmbH, ("RBV"), Rellinghauser Stra(beta)e 1 - 11, 45128 Essen, a limited liability corporation organized under the laws of Germany and registered with the commercial register of the municipal court of Essen under HRB 11118, holds a share of the registered capital of the Company with such nominal value as follows:

            Number of Share(s)                      Nominal Amount in EUR
            1                                       1,075,550

            Such share shall be referred to as the "RBV Share". The Seller Share and the RBV Share shall collectively be referred to as the "Shares".

2.3 Subsidiaries; Group Companies. The Company holds, directly or indirectly, Interests in other Legal Entities as shown (in each case with the aggregate nominal amount, if any, of such Interests) in
            Exhibit   2.3   (each   a   "Subsidiary"    and   collectively   the
            "Subsidiaries"). The Company and the Subsidiaries shall be collectively referred to as the "Group Companies", and each as a "Group Company", and the Interests of the Company or any Group Company in any Group Company (with the exception of the Shares) shall be collectively referred to as the "Subsidiary Interests".

2.4 Cash Pool. As of the Signing Date, Seller has entered into two cash pool arrangements with the Company which shall be continued until the Closing Date in accordance with Section 4.2.

2.5 Profit and Loss Transfer Agreement; Control Agreement. Seller and the Company have entered into a control and profit and loss transfer agreement (the "Profit and Loss Transfer Agreement") dated December 20 / 22, 1999 which shall be terminated with effect as of December 31, 2006.

2.6 Shareholdings in Purchaser. As of the Signing Date, HT and Bucyrus are the sole shareholders in the Purchaser. Professor Dr. Heinrich
            M. Schulte is the sole  shareholder of HT and Professor Dr. Heinrich
            M. Schulte has been appointed as the sole managing director of HT. HT and Bucyrus have entered into a shareholders' agreement (notarized under Role of Deeds no. H 4019/ 2006 of notary public Dr. Armin Hauschild in Dusseldorf) which together with the articles of association of the Purchaser governs the joint shareholding in the Purchaser (the "Shareholders' Agreement").

2.7 Forward Purchase. On the Signing Date, HT and Bucyrus have entered into a sale and transfer agreement (Role of Deeds no. H 4019/ 2006 of notary public Dr. Armin Hauschild in Dusseldorf) - (the "Forward Purchase Agreement") by which the shares in Purchaser held by HT (the "HT Shares") shall be sold and transferred to Bucyrus, at any date in the time period as from January 1, 2008 to December 31, 2009, or earlier upon the occurrence of certain events described more specifically in such sale and transfer agreement (the "Forward Purchase"). The date on which the Forward Purchase is consummated in accordance with the terms and conditions of the Forward Purchase Agreement, shall be referred to as the "Forward Purchase Closing Date".

2.8 Purchaser's Confirmation. At the Closing, the Purchaser shall deliver to the Seller a written statement confirming that (i) as of the Closing the HT Shares are held by HT and (ii) that the Shareholders' Agreement is - subject to a termination by HT - in full force and effect until the consummation of the Forward Purchase Closing Date (such statement shall be referred to as the "Purchaser's Confirmation"). A draft of the Purchaser's Confirmation is attached as Exhibit 2.8.

2.9 Professor Schulte's Confirmation. At the Closing, the Seller shall deliver to Purchaser a written statement executed by Professor Dr. Heinrich M. Schulte that (i) Professor Dr. Heinrich M. Schulte (x) is the sole shareholder of HT, (y) is able to exercise his rights as shareholder of HT (which is, for example, not true in case of legal incapacity - Geschaftsunfahigkeit), (z) personally holds the shares in HT for his own benefit and account, free of any Third Party entitlements or rights other than security interests approved and requested by the Purchaser, (ii) Professor Dr. Heinrich M. Schulte is (x) able to act as managing director of HT and (y) the sole managing director of HT irrevocably appointed until and including the Forward Purchase Closing Date with no intention of his dismissal or resignation and (iii) HT has no operations or assets other than the HT Shares and has no business purpose other than to hold the HT Shares (the "Professor Dr. Schulte's Confirmation"). A draft of Professor Dr. Schulte's Confirmation is attached hereto as Exhibit 2.9.

2.10 Consent of Shareholders' Meeting of Company. As of the Signing Date, the shareholders' meeting of the Company has granted its consent to the sale and transfer of the Shares and the shareholders of the Company have waived their respective preemptive rights as set forth in the resolutions and declarations attached hereto as Exhibit 2.10.

3.          Sale and Transfer

3.1 Sale of the Shares. The Seller hereby agrees to sell (verkauft) the Shares as of the Signing Date upon the terms and conditions of this Agreement, and the Purchaser hereby accepts such sale. For the avoidance of doubt such sale is not conditional upon fulfillment of the Closing Conditions (as defined below).

3.2 Ancillary Rights. The Seller shall be entitled to receive all undistributed dividends with respect to the period ending on December 31, 2006. With respect to the period commencing on January 1, 2007 the Purchaser shall be entitled to all ancillary rights pertaining to the Shares including the right to receive dividends, provided that Seller shall be entitled in accordance with the terms in Section 4 (Closing Date Net Cash purchase price adjustment) to the cash generated by the Company in the period commencing on January 1, 2007 and ending on and including the Closing Date.

3.3 Separate Transfer Documents. The Parties agree that the Shares are not transferred by virtue of this Agreement, but will be transferred with effect "in rem" (mit dinglicher Wirkung) at the Closing by means of one or more separate transfer deed(s).

4.          Purchase Price; Cash Pool Settlement; Payments

4.1.1 Determination of Purchase Price. The purchase price for the Shares shall be (i) the Consideration Shares plus (ii) an amount to be determined as follows:

            (i) A fixed amount of USD 710,000,000 (in words: US Dollar seven hundred and ten million) (the "Cash Portion");

            (ii)  minus / plus the Closing Date Net Cash (as defined below).

            Such balance plus an amount equal to the Share Value shall be referred to as the "Purchase Price".

4.1.2 Definitions; Calculation Basis. "Closing Date Net Cash" shall have the meaning as set forth below and shall be calculated on the basis of the Purchase Price Determination Statements (as defined below) for the period ending on the Closing Date.

            "Closing Date Net Cash" shall mean the amount denominating in Euro equaling the sum of

            (i) the amount of all liquid assets, including cash and cash equivalents, excluding, however, any cash paid by the Seller to the Company in accordance with Section 4.3.3 (ii) and (v);

            (ii) plus the amount of the Cash Pool Balance if such Cash Pool Balance is a receivable of the Company from the Seller, or minus the amount of the Cash Pool Balance if such Cash Pool Balance is a receivable of the Seller from the Company not taking into account any payment by the Seller to the Company in accordance with Section 4.3.3 (ii) and (v);

            (iii) minus EUR 4,000,000 (in words: Euro four million);

            (iv) minus the amount of advance payments on orders received between January 1, 2007 and the Closing Date, to the extent these advance payments have not been used to finance work in progress for such orders, whereby work in progress shall be accounted for in accordance with the accounting principles used by the Company for the preparation of the Stand-Alone Financial Statements;

            (v) minus the amount of all borrowings and other indebtedness which are assumed with the purpose to borrow money by way of overdraft, acceptance, credit or similar facilities, loan stocks, debt instruments (other than Seller's Guarantees according to Section 14.3) and including, to the extent called by the beneficiary but not paid on the Closing Date, letter of credits, performance bonds and similar instruments;

            (vi) minus the amount of the obligations related to finance leases or sale and lease back arrangements, including, without limitation, the sale and lease back transaction regarding the real property in Lunen used by the Company;

            (vii) minus any amounts owed by any Group Company to the Seller, RBV or any of their Affiliates; provided that this shall not include any amounts due for ordinary trade or rendering of services (Verbindlichkeiten aus Lieferungen und Leistungen) if such amounts are outstanding for less than 365 days as of the date of creation or less than 180 days as of the respective due date;

           (viii) minus any amounts owed by any Group Company to any Directors and Officers or employee other than in the Ordinary Course of business including, without limitation, any change of control or similar payments arising as a result of the consummation of the Transaction;

            (ix) minus any amounts due for any brokerage, accountants, attorneys, investment banking or similar transaction fees and expenses of the Company or the Seller (to the extent charged to the Company) incurred in connection with the preparation, execution and consummation of the transactions contemplated in this Agreement;

            (x) minus the aggregate amount of any accruals for bonuses or any other kind of deferred or incentive compensations payable by any Group Company for the periods prior to and until the Closing Date;

            (xi) minus the amount of the real estate transfer tax incurred by the acquisition of the Lunen real estate unless paid prior to the Closing Date;

            (xii) minus the amount of the Termination Costs;

           (xiii) minus the aggregate amount of any interest, premiums payable, prepayment penalties, damages or contractual penalties accrued or any other charges accrued but unpaid as of the Closing Date in relation to the matters referred to in (v) - (ix) above.

            All conversions necessary shall be made in accordance with the procedures of Section 4.1.3, provided, however, that the conversions shall be made with exchange rates applicable as of the Closing Date. For the avoidance of doubt, no item shall be taken into account in the above calculation more than once.

4.1.3 Foreign Currencies. Any currency conversions shall be determined using the European Central Bank (ECB)'s Euro foreign reference rates as published on the ECB's website (www.ecb.int/stats/eurofxref/) shortly after 2.15 p.m. CET, except as otherwise agreed herein, one Business Day prior to the relevant date. When such rates are not available on such date, Reuters world spot rates (www.investing.reuters.co.uk/investing/currencies.aspx) taken as close as possible to 2.15 p.m. CET of the Business Day prior to the relevant date shall be used. All conversions necessary to calculate the Closing Date Net Cash shall be made in accordance with the procedure set forth in this Section 4.1.3 as of the Closing Date.

4.2         Cash Pool Settlement.

4.2.1 Termination of Intercompany Finance Agreements. The Seller has entered into two cash pool agreements with the Company regarding receivables and payables, one of them denominated in US Dollar (the "US Dollar Finance Agreement"), the other agreement denominated in Euro (the "EURO Finance Agreement"). The US Dollar Finance Agreement and the EURO Finance Agreement shall collectively be referred to as the "Finance Agreements".

            The Seller shall procure that the Finance Agreements are terminated with economic effect as of the Closing Date without further liability to any of the Group Companies.

4.2.2 Cash Pool Balance. The Seller shall procure that all receivables as of the Closing Date under the US Dollar Finance Agreement which the Company has from the Seller, or which the Seller has from the Company, will be converted into Euros at the foreign reference rates (as determined pursuant to Section 4.1.3) as of the Closing Date. Subsequent to such conversion all receivables the Company may have, as of the Closing Date, from the Seller under the Finance Agreements shall be set off against all receivables the Seller may have, as of the Closing Date, from the Company under the Finance Agreements. Such amount shall be referred to herein as the "Cash Pool Balance ". The Cash Pool Balance shall be taken into account in the calculation of the Closing Date Net Cash. If the Cash Pool Balance is a receivable of the Company from the Seller, then the Seller shall discharge such receivable by making a payment equal to the Cash Pool Balance to the Company. If the Cash Pool Balance is a receivable of the Seller from the Company, then the Seller shall, against payment of the Preliminary Cash Pool Balance by the Purchaser, sell and assign such receivable to the Purchaser on the Closing Date. The Purchaser and the Seller shall procure that the Company shall agree to the assignment of the receivable.

4.2.3 Treatment of special kinds of receivables and payables. For the avoidance of doubt, it is hereby clarified that for purposes of
            Section 4.2

            (i) receivables and payables resulting from supplies and services (Forderungen und Verbindlichkeiten aus Lieferungen und Leistungen) between the Seller on the one hand and the Group Companies on the other hand shall be settled in the Ordinary Course of business and, therefore, under no circumstances (not even in a situation where they are interest bearing liabilities) be treated as receivables or payables under Finance Agreements; and

            (ii) interest payable on receivables and payables under the Finance Agreements until (and including) the Closing Date shall be treated as receivables or payables under the Finance Agreements.

4.3         Payments on the Closing and Adjustments.

4.3.1       Preliminary Purchase Price.

            On the Closing Purchaser shall pay the Cash Portion and shall cause the issuance of the Consideration Shares. The Cash Portion shall be referred to as the "Preliminary Purchase Price".

4.3.2       Final Purchase Price

            The Purchase Price shall be considered finally determined once the Purchase Price Determination Statements have become final and binding upon the Parties as provided for in Section 5. If the Purchase Price (reduced by the Share Value) so determined exceeds the Preliminary Purchase Price, the Purchaser shall pay an amount equal to such excess within 5 Business Days after the Purchase Price Determination Statements have become final and binding. If the Purchase Price (reduced by the Share Value) falls short of the Preliminary Purchase Price, the Seller shall pay an amount to the Purchaser equal to the shortfall within 5 Business Days after the Purchase Price Determination Statements have become final and binding. The amount so payable shall bear interest at a rate of 5.5 % p.a. for the benefit of the respective creditor from and including the Closing Date until, but excluding the date of actual payment.

4.3.3       Cash Pool Balance.

            (i) Not later than 3 Business Days prior to the expected Closing Date, the Seller shall estimate in good faith the expected amount of the Cash Pool Balance as of the expected Closing Date (the "Preliminary Cash Pool Balance") and shall notify the Purchaser in writing about the Preliminary Cash Pool Balance.

            (ii) If the Preliminary Cash Pool Balance is a receivable of the Company from the Seller, the Seller shall pay, on the Closing Date, to the Company an amount equal to the Preliminary Cash Pool Balance.

            (iii) If the  Preliminary  Cash Pool Balance is a receivable  of the
                  Seller from the Company, the Purchaser shall pay, on the Closing Date, to the Seller an amount equal to the Preliminary Cash Pool Balance against sale and assignment of such receivable to the Purchaser.

            (iv) Within 14 Business Days after the Closing Date, the Purchaser shall procure that the Company and the Seller determine jointly the exact Cash Pool Balance as of the Closing Date.

            (v) If the Cash Pool Balance is a receivable of the Company from the Seller, any difference between the Preliminary Cash Pool Balance and the Cash Pool Balance as determined by the Seller and the Company shall be paid as follows: If the Cash Pool Balance exceeds the Preliminary Cash Pool Balance, the

                  Seller shall pay such difference to the Company. If the Cash Pool Balance is less than the Preliminary Cash Pool Balance, the Purchaser shall procure that the Company shall pay such difference to the Seller.

            (vi) If the Cash Pool Balance is a receivable of the Seller from the Company, any difference between the Preliminary Cash Pool Balance and the Cash Pool Balance as determined by the Seller and the Company shall be paid as follows: If the Cash Pool
                  Balance exceeds the Preliminary Cash Pool Balance, the Purchaser shall pay such difference to the Seller. If the Cash Pool Balance is less than the Preliminary Cash Pool Balance, the Seller shall pay such difference to the Purchaser.

            (vii) Any such  amount to be paid by  either  the  Purchaser  or the
                  Seller or the Company, as the case may be, shall be paid within ten Business Days after the determination of the Cash Pool Balance. In case of a dispute concerning the final Cash Pool Balance, Section 5.2 shall apply accordingly.

4.4 IPO. In the event of an underwritten public offering of shares or instruments representing an interest in the Company or any of the Subsidiaries in the 2008 or 2009 calendar year, the Seller shall be entitled to receive an amount calculated in accordance with the principles set out in Exhibit 4.4.

4.5         General Rules for Payments

4.5.1 Modes of Payment. Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and / or any other charges.

4.5.2 Bank Accounts. Any payments to the Seller or the Purchaser under this Agreement shall be made to such bank accounts of which the Seller or the Purchaser, respectively, have notified the other Party at least three Business Days prior to the instructions for the respective wire transfer being given.

4.5.3 Interest. Except as expressly otherwise provided herein, any payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of actual payment at 5 % per year based on 360 days.

5.          Purchase Price Determination Statements

5.1.1 Preparation of the Consolidated Closing Date Financial Statements. The Purchaser shall procure that the Company:

            (i) delivers interim consolidated financial statements (konsolidierter Abschlu(beta) zum Monatsende) (consisting of consolidated balance sheet, consolidated profit and loss account) (the "Consolidated Closing Date Financial Statements") for the period from January 1, 2007 until and including the Closing Date prepared in accordance Section 5.1.2; and

            (ii) delivers a separate written statement derived from the Consolidated Closing Date Financial Statements which sets forth the Closing Date Net Cash and as a calculation of the Purchase Price taking into account the items referred to in
                  Section 4.1.1 and 4.1.2. Such written statement shall together with the Consolidated Closing Date Financial Statements be referred to as the "Preliminary Purchase Price Determination Statements" to the extent that they have not yet become binding pursuant to Section 5.3.

            The Purchaser shall procure that the Company delivers the Preliminary Purchase Price Determination Statements to KPMG, Essen, for its review as soon as possible after the Company has prepared the Preliminary Purchase Price Determination Statements, but not later than 60 days after the Closing Date.

5.1.2 Accounting Principles. The Consolidated Closing Date Financial Statements shall be prepared by applying (i) the accounting principles used by the Company for the preparation of the Stand-Alone Financial Statements and set out in more detail in
            Exhibit 5.1.2 or, to the extent that the same give no guidance, (ii) IFRS. In each case the formal and material balance sheet continuity (Wahrung formeller und materieller Bilanzkontinuitat) shall be ensured, the methods of valuation be maintained and all options to capitalize or to include items on the liabilities side (Aktivierungs- und Passivierungswahlrechte) shall be exercised consistently with the Stand-Alone Financial Statements.

5.1.3 Review. The Purchaser shall submit the Preliminary Purchase Price Determination Statements to the Seller without undue delay after they have been reviewed by KPMG, Essen. The Seller shall have the opportunity to review the Preliminary Purchase Price Determination Statements in accordance with this Section 5. The Purchaser shall have the opportunity to have the Preliminary Purchase Price Determination Statements reviewed by Deloitte & Touche in accordance with this Section 5.

5.1.4 Objections. Any objections of the Seller or the Purchaser (on the basis of the review by Deloitte & Touche), as the case may be, against the Preliminary Purchase Price Determination Statements must be stated within thirty days after delivery of the Preliminary Purchase Price Determination Statements by providing the Purchaser or the Seller, respectively, with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections and (ii) a revised version of the Preliminary Purchase Price Determination Statements (both the "Revised Purchase Price Determination Statements") taking such objections into account. If and to the extent that neither the Seller nor the Purchaser object during such period in such manner, the Preliminary Purchase Price Determination Statements shall be final and binding upon the Parties, upon the expiration of such period.

5.1.5 Access; Costs. The Purchaser shall procure that the Group Companies grant the Seller and the Seller's advisors access to the business properties, the Group Companies' supporting accounting records, the working papers of KPMG, Essen, and employees during the normal business hours to enable Seller to review the Preliminary Purchase Price Statements. The Company shall bear the costs for the preparation of the

            Preliminary Purchase Price Determination Statements; the Seller shall bear the costs for the review of the Preliminary Purchase Price Determination Statements and the Purchaser the costs for the review by Deloitte & Touche.

5.2         Resolution of Disputes

5.2.1 Appointment of Neutral Auditor. In the event that any objections of the Seller and / or the Purchaser, as the case may be, to the Preliminary Purchase Price Determination Statements are stated by the Seller and / or the Purchaser, respectively, in the required manner, the Seller and the Purchaser shall attempt in good faith to settle the disagreement. If the Seller and the Purchaser cannot settle the disagreement within thirty days after receipt by the Respective Party of the other Party's statement of objections and the Revised Purchase Price Determination Statements, the Seller or the Purchaser may present the matter to a neutral auditor from BDO Deutsche Warentreuhand AG Wirtschaftsprufungsgesellschaft, Dusseldorf branch (the "Neutral Auditor"). If the Neutral Auditor does not accept this assignment within ten Business Days after the respective request for such designation or if the Neutral Auditor resigns from its assignment, the Neutral Auditor shall be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprufer in Deutschland e.V.) at the request of either Party after consideration of the proposals and comments by the Seller and the Purchaser. The Seller and the Purchaser shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Section 5.2 and Section 5.1.2.

5.2.2 Scope of Decisions of Neutral Auditor. Unless instructed otherwise by the Seller and the Purchaser jointly, the Neutral Auditor shall limit its decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Preliminary Purchase Price Determination Statements determine the Purchase Price Determination Statements in their entirety. In respect of the issues in dispute the decisions of the Neutral Auditor shall remain within the positions taken by the Seller and the Purchaser. To the extent necessary for the decisions the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

5.2.3 Procedure. The Seller and the Purchaser shall make available to the Neutral Auditor the Preliminary Purchase Price Determination Statements and the Revised Purchase Price Determination Statements and all other documentation and data reasonably required by the Neutral Auditor to make the required decisions and determination. Otherwise, Section 427 and 444 ZPO shall apply accordingly. The Neutral Auditor shall immediately submit copies of all documents and other data made available by the Seller or the Purchaser to the respective other Party as well. Before making the decisions the Neutral Auditor shall grant the Seller and the Purchaser the opportunity to present their positions, which shall include the opportunity of at least one oral hearing in the presence of the Seller and the Purchaser and their professional advisors. The Neutral Auditor shall use its best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than sixty days after the issues in dispute have been referred to the Neutral Auditor. The Neutral

            Auditor's decisions and the Purchase Price Determination Statements as determined by the Neutral Auditor shall be final and binding upon the Parties.

5.2.4 Costs. The costs and expenses of the Neutral Auditor shall be borne by the Seller and the Purchaser pro-rata in proportion to the amounts by which the Purchase Price as determined (i) by the Purchaser in the Preliminary Purchase Price Determination Statements and (ii) by the Seller and the Purchaser, respectively, in the Revised Purchase Price Determination Statements deviates from the Purchase Price Determination Statements determined by the Neutral Auditor.

5.3 Definition of Purchase Price Determination Statements. (i) The Preliminary Purchase Price Determination Statements, absent any objections by Seller and the Purchaser, or (ii) the Revised Purchase Price Determination Statements, absent any objections by Purchaser or the Seller, as the case may be, or (iii) the determination of the Purchase Price as agreed between the Parties, or (iv) the determination of the Purchase Price by the Neutral Auditor shall be referred to as the "Purchase Price Determination Statements".

6.          Merger Notification; Regulatory Requirements

6.1 Preparation. The Purchaser shall ensure that the transactions contemplated by this Agreement will be notified to the German Federal Cartel Office (Bundeskartellamt - BKartA), the Antitrust Division of the United States Department of Justice and the authorities competent in China, Russia and South Africa until January 17, 2006. The notification shall be filed by the Purchaser on behalf of the Seller and the Purchaser to the extent the applicable laws do not require separate filings of the Seller and the Purchaser. The Parties shall closely cooperate in the preparation of such filings. The Seller shall, and shall cause the Group Companies to, submit to the Purchaser, as soon as practical after the Signing Date, all documents, data and other information which in the reasonable judgment of the Purchaser may be necessary for the purposes of preparing, amending or supplementing the notification. Prior to the filings, the Purchaser shall give the Seller the reasonable opportunity to review the documentation to be filed pursuant to sentence one, and vice versa in case the applicable laws require separate filings of the Seller and the Purchaser. Furthermore, the Purchaser shall hold harmless and indemnify the Seller from all fines, charges, fees (with the exception of anti trust filing fees which are shared between Seller and Purchaser in accordance with Section 20.2) or similar payments, which are imposed by any anti-trust authority in connection with the notification or the omission of such notification. To the extent permissible under applicable laws the Parties shall inform each other about any meetings (including telephone or video conferences) with cartel authorities and either may request from the other that it participate in such meetings.

6.2 Refusal of Approval. If on the Closing Date (i) any anti-trust approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction in order to effect the Closing may not be obtained or (ii) the consummation of the Closing is prohibited under any enforceable law, or any enforceable judgment, injunction, order or decree by any court or governmental authority, the Parties shall cooperate in good faith to obtain any approval, provided, however, that the Purchaser and the Purchaser's Affiliates shall not be obliged to accept any condition to be imposed by any anti-trust authority.

7.          Closing

7.1         Closing Conditions, Change of Control in Purchaser

7.1.1 Closing Conditions. The obligation of the Parties to perform the Closing Events shall be subject to each of the following conditions (the "Closing Conditions") being either fulfilled or waived by the Party entitled to such waiver pursuant to Section 7.1.2:

            (i) The Federal Cartel Office (Bundeskartellamt) has notified Seller or Purchaser in writing that the transactions contemplated by this agreement (the "Transaction") does not fulfill the prohibition prerequisites of Section 36 para. (1) GWB, or the one month period pursuant to Section 40 para. (1) sentence 1 GWB has expired, unless the Federal Cartel Office has stated to enter into an examination of the Transaction in accordance with Section 40 para. (1) sentence 1 GWB, or the Federal Cartel Office has cleared the Transaction pursuant to Section 40 para. (2) sentence 1 GWB, or the examination period set forth in Section 40 para. (2) sentences 2 and 3 GWB and the agreed extension period, if any, has expired, unless the Federal Cartel Office has issued a decision to prohibit the Transaction;

                  Provided that neither Party shall grant its consent and approval to any extension of the examination period without the prior written consent of the respective other Party.

            (ii) The transactions contemplated by this Agreement may be lawfully consummated pursuant to the Hart-Scott-Rodino
                  Antitrust Improvements Act of 1976 (as amended) and further antitrust approvals required for the transactions contemplated by this Agreement including in Russia and South Africa;

            (iii) There is no injunction or other court or governmental order or litigation (to the extent not initiated by the Purchaser) prohibiting the Parties from consummation of this Agreement or the transactions contemplated herein, and no application for such order and no such litigation is pending or threatened by or on behalf of a governmental authority including any court or regulatory body;

            (iv) The government of the Federal Republic of Germany and the government of the State of North Rhine-Westphalia have unconditionally approved of the transactions contemplated by this Agreement;

            (v)   [intentionally left blank];

            (vi) Neither the Purchaser nor the Purchaser's Guarantor are in Material Breach of the guarantees given in Section 11;

            (vii) The  Seller is not in  Material  Breach of the  covenants  set forth in Section 15 or the guarantees given by Seller in Sections 8, 12.2 and 13.2;

           (viii) No Material  Adverse  Change has  occurred  since  October 1,
                  2006;

            (ix)  [intentionally left blank];

            (x) The Seller has delivered to the Purchaser the Stand-Alone Financial Statements (as defined in Section 8.7 below) and the Stand-Alone Financial Statements and those other financial statements to be delivered in accordance with Section 15.6 reconciled to US GAAP in accordance with the provisions of this Agreement, including Section 15.6 below;

            (xi) The Company 2006 Financial Statements (as defined below) have been adopted (festgestellt) by the Company in accordance with the applicable rules;

            (xii) The  Seller  has  provided  the  Purchaser  with a copy of the termination of the Profit and Loss Transfer Agreement with effect as of December 31, 2006 and with a copy of the respective filing with the commercial register, and if available, an excerpt of the commercial register to that effect and the Seller has provided a statement that the profit has been transferred to the Seller;

           (xiii) The Finance Agreements have been terminated with effect as of the Closing Date;

            (xiv) The  amendment  to the Social  Charter as  attached  hereto as
                  Exhibit 7.1.1(xiv) has been executed by the relevant parties;

            (xv) The Company has entered into a real estate purchase agreement substantially in the form as attached hereto as Exhibit 7.1.1(xv)(a) and taking into account the changes set out in
                  Exhibit 7.1.1(xv) (b), which are subject to the approval by the seller of the real property, by which the real property in Lunen as marked in red on the plan attached hereto as Exhibit 7.1.1(xv) (c) will be purchased by the Company;

            (xvi) The Forward  Purchase  Agreement  has been entered into by the parties thereto;

           (xvii) No later than by February 15, 2007, the Seller shall have delivered to the Purchaser that certain written report prepared by Deloitte & Touche related to the matters referred to in Section 10.2 (the "Deloitte Report") and the substance, findings, results and recommendations of such written report shall not disclose any matters (other than matters related to Belarus, Russia and Kazakhstan as disclosed to the Purchaser's Guarantor and Purchaser's advisors in Washington, D.C., on December 6, 2007) that individually or in the aggregate result in or can reasonably be expected to result in Losses (as defined in Sections 10.2 and 10.5 third and fourth sentence - the "10.2 Losses") of any Group Company, the Purchaser or the Purchaser' Guarantor in excess of EUR 3,000,000 (in words: Euro three million);

          (xviii) The Seller and the Purchaser have reached an agreement in accordance with Section 7.1.8(iii).

            Any Closing Condition pursuant to subpara. 7.1.1(i) and 7.1.1(ii) shall be deemed to be fulfilled upon delivery of a notice by the Purchaser to the Seller confirming the fulfillment of such condition.

7.1.2 Waiver of Closing Conditions. The Purchaser may waive the satisfaction of the Closing Conditions set forth in Section 7.1.1(vii) through (xv), (xvii) and (xviii) by written notice to the Seller. The Seller may waive the satisfaction of the Closing Condition set forth in Section 7.1.1(vi) by written notice to the Purchaser. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not prejudice any claims either Party may have on the basis of any circumstances relating to the non-fulfillment of such Closing Condition.

7.1.3 Efforts to Fulfill Closing Conditions. Each Party shall use best efforts to ensure that those of the Closing Conditions which cannot be waived by such Party will be fulfilled as soon as possible.

7.1.4 Notification. As soon as all Closing Conditions have been either fulfilled or waived, the Seller and the Purchaser shall mutually notify each other thereof.

7.1.5 MAC Determination. In the event that, prior to the Closing, the Purchaser determines that the conditions set forth in Section 7.1.1(vii) or (viii) have not been satisfied, or the Seller determines that the condition set forth in Section 7.1.1(vi) has not been satisfied, the Party which is entitled to waive such condition shall promptly notify the other Party of such determination and provide the other Party with a written statement setting forth the basis of such determination (the "MAC Determination Notice").

            In the event that the other Party disagrees with such determination, it shall within five Business Days of the receipt of the MAC Determination Notice notify the informing Party of such disagreement and provide the informing Party with the statement setting forth the basis of such disagreement (the "MAC Dispute Notice").

            The MAC Dispute Notice shall promptly be submitted by the Seller or the Purchaser for resolution to Professor Dr. Horst Eidenmuller,
            Munich and finally determined within fifteen Business Days after submission whether the conditions set forth in Section 7.1.1(vii) or
            (viii) or Section 7.1.1(vi) have been satisfied or not and which determination shall be final and binding upon the Parties (the "Final MAC Determination"). In the event that Professor Dr. Horst Eidenmuller is not able or willing to decide on the MAC Dispute Notice Section 5.2.1 third sentence shall apply mutatis mutandis. In the event the MAC Dispute Notice has been delivered the conditions set forth in Sections 7.1.1(vii) and 7.1.1(viii) and Section 7.1.1(vi) respectively, shall not be deemed to have been satisfied until the delivery of the Final MAC Determination unless the Parties have agreed otherwise. The costs of Professor Dr. Eidenmuller shall be allocated in accordance with Section 91 ZPO, applied mutatis mutandis.

7.1.6 Withdrawal. In the event that the Closing Conditions - other than the conditions set forth in Section 7.1.1(vi) and, only in case the lack of execution of the Forward Purchase is due to a fault of Bucyrus, (xvi) - have not been fulfilled or waived (if capable of being waived) prior to or on September 30, 2007 the Purchaser may withdraw (zurucktreten) from this Agreement. In the event that the Closing Conditions pursuant to Sections 7.1.1(vi) or, only in case the lack of execution of the Forward Purchase is due to a fault of Bucyrus, 7.1.1(xvi) have not been fulfilled or waived prior to or on September 30, 2007 the Seller may withdraw (zurucktreten) from this Agreement. In the event that any Closing Condition set forth in
            Section 7.1.1(i) through 7.1.1(iv) has not been fulfilled or waived (if capable of being waived) prior to or on September 30, 2007 either Party may withdraw from this Agreement. The withdrawal must be stated by written notice to the respective other Party. The effect of a withdrawal shall be limited to eliminating the obligations of the Party to consummate this Agreement and shall not prejudice any claims the withdrawing Party may have on the basis of any circumstances relating to the non-fulfillment of any Closing Condition.

7.1.7 Change of Control in Purchaser. If at any time after the Signing Date and until the beginning of the Closing, (i) the HT Shares are no longer held personally by HT, (ii) Professor Dr. Heinrich M. Schulte is (x) no longer able to exercise his rights as shareholder (e.g. in case of legal incapacity - Geschaftsunfahigkeit) or (y) no longer the sole shareholder of HT or (z) no longer holds the shares in HT for his own benefit and account free of any Third Party entitlements or rights other than security interests approved and requested by the Purchaser or (iii) Professor Dr. Heinrich M. Schulte is (y) no longer able to act as managing director of HT or
            (z) not longer acting as the sole managing director of HT, irrevocably appointed until and including the Forward Purchase Closing Date with no intention of his dismissal or resignation or
            (iv) HT has any further operations or assets other than the HT Shares or has any further business purpose than to hold the HT Shares, either Party which becomes aware of those changes shall inform the other Party in writing without undue delay. Upon receipt of such information, the Parties shall undertake the following:

            (i) Upon request of the Seller, Purchaser's Guarantor shall advise Bucyrus to exercise its right under the Shareholders' Agreement and request the sale and transfer of the HT Shares to a third party designated by the Seller and the Purchaser jointly; or

            (ii) if such third party could not be jointly designated within 30 Business Days after Seller's request, the Purchaser and the Seller shall take all actions necessary so that Seller or an Affiliate of Seller shall replace HT as the owner of the HT Shares and Seller or Sellers' Affiliate shall become a party to the Shareholders' Agreement and the Forward Purchase Agreement.

7.1.8       Disclosures in the Deloitte Report.

            (i) If the Deloitte Report contains matters other than matters related to Belarus, Russia and Kazakhstan (as disclosed to the Purchaser's Guarantor and Purchaser's advisors in Washington, D.C., on December 6, 2007) that individually or in the aggregate  result or can  reasonably  be expected to result in
                  10.2 Losses of any Group Company, the Purchaser or the Purchaser's Guarantor of up to EUR 3,000,000 (in words: Euro three million), the Purchaser shall have the following rights:
                  (y) the Purchaser may request from the Seller that, subject to the fulfillment or the waiver of the other Closing Conditions, the Transaction is consummated in accordance with Section 7.2, and the Purchaser may claim from the Seller the compensation of the 10.2 Losses; or (z) prior to Closing the Purchaser may request from the Seller that, subject to the fulfillment or the waiver of the other Closing Conditions, the Transaction is consummated in accordance with Section 7.2 and the Purchaser may claim from the Seller the payment of the 10.2 Losses multiplied by 6 (in words: six), provided that nothing in this
                  Section 7.1.8 shall limit Purchaser's and Purchaser Guarantor's rights pursuant to Section 10.2. In this event, notwithstanding anything else in this Agreement to the contrary, neither the Purchaser nor the Seller shall be entitled to withdraw from this Agreement pursuant to this clause. If the Closing Condition in Section 7.1.1(xviii) has been waived by the Purchaser, Purchaser's claims are governed by Section 10.2 without applying the factor 6.

            (ii) If the Deloitte Report contains matters other than matters related to Belarus, Russia and Kazakhstan (as disclosed to the Purchaser's Guarantor and Purchaser's advisors in Washington, D.C., on December 6, 2007) that individually or in the aggregate  result or can  reasonably  be expected to result in
                  10.2 Losses of any Group Company, the Purchaser or the Purchaser's Guarantor in excess of EUR 3,000,000 (in words:
                  Euro three million), the Purchaser and the Seller shall have the following rights: (x) the Purchaser may request from the Seller that, subject to the fulfillment or the waiver of the other Closing Conditions, the Transaction be consummated in accordance with Section 7.2 and the Purchaser may claim the compensation of the 10.2 Losses; or (y) prior to Closing the Purchaser may claim from the Seller the compensation of the
                  10.2 Losses multiplied by 6 (in words: six) in which case the Seller shall have the right to (A) withdraw from this
                  Agreement in accordance with Section 7.1.6 and, for the avoidance of doubt, neither the Purchaser nor the Purchaser's Guarantor shall be entitled to any claims, compensation or payments (other than the break up fee in accordance with the requirements set forth in detail in Section 7.3) under this Agreement or in accordance with applicable law, or (B) acknowledge the claim in full made by the Purchaser in writing and request, subject to the fulfillment of the other Closing Conditions, the consummation of the Transaction in accordance with Section 7.2 and effect payment on the Closing Date to Purchaser of an aggregate amount equal to the acknowledged 10.2 Losses multiplied by 6, provided that nothing in this Section 7.1.8 shall limit Purchaser's and Purchaser Guarantor's rights pursuant to
                  Section 10.2.

            (iii) The Seller and the Purchaser  shall negotiate in good faith in order to agree on the  amount  to be paid in  accordance  with
                  Section 7.1.8(i) which shall, if not otherwise agreed, be paid on the Closing Date.

7.2         Closing

7.2.1 Closing Events. The Closing (as defined below) shall take place on the last Business Day (in Frankfurt am Main, Germany) of the month in which the Closing Conditions provided for in Section 7.1.1(i), 7.1.1(ii), 7.1.1(iv), 7.1.1(x) through 7.1.1(xviii) have been fulfilled or their satisfaction has been waived (if capable of a waiver) provided that (a) Closing shall in no event occur earlier than (x) 5 days after the Stand-Alone Financial Statements and, as applicable, those other financial statements to be delivered in accordance with Section 15.6 reconciled to US GAAP as further described in Section 15.6, first sentence, below have been delivered to the Purchaser and (y) March 30, 2007, and (b) if the final Closing Condition listed in Section 7.1.1(i), 7.1.1(ii), 7.1.1(iv), 7.1.1(x) through 7.1.1(xviii) is fulfilled or waived within three Business Days before the last Business Day (in Frankfurt am Main, Germany) of a month, the Purchaser shall have the right to postpone the Closing to the last Business Day (in Frankfurt am Main, Germany) of the following month or such other date as mutually agreed upon by the Parties, and further provided in each case that on such date the other Closing Conditions have been and continue to be fulfilled or waived as well. On such date, the Parties shall meet at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in Frankfurt am Main, or at such other location as mutually agreed upon by the Parties, where the events mentioned below (the "Closing Events"; the occurrence of which in their entirety shall constitute the "Closing") shall take place. The Closing Events pursuant to Section 7.2.2 through 7.2.4 shall occur simultaneously (Zug-um-Zug).

7.2.2       Closing Events to be performed by the Purchaser: The Purchaser shall

            (i)   deliver the Purchaser's Confirmation; and

            (ii)  pay the  Preliminary  Purchase Price to the Seller pursuant to
                  Section 4.3.1; and

            (iii) cause the issuance of the Consideration Shares; and

            (iv) deliver the Purchaser's Bank Guarantee (as defined below) to the extent that the Seller's Group has not been released by the Purchaser in accordance with Section 14.3; and

            (v) deliver certified copies of the notarized agreements set forth in Exhibits 2.6 and 2.7; and

            (vi) pay the Preliminary Cash Pool Balance to the Seller, if the Cash Pool Balance shows a receivable of the Seller against the Company.

7.2.3       Closing Events to be performed by the Seller: The Seller shall

            (i) procure that the Directors and Officers of the Group Companies set forth in Exhibit 7.2.3(i) have stated in writing their resignation or absent such resignation dismiss such Directors and Officers, effective as of the Closing Date; and

            (ii)  deliver the Professor Dr. Schulte Confirmation; and

            (iii) deliver a guarantee by RAG Beteiligungs  AG,  substantially in the form as attached in Exhibit 7.2.3(iii) by which RAG Beteiligungs AG agrees to join as a party to this Agreement and guarantees the fulfillment of Seller's obligations under this Agreement as a primary obligor; and

            (iv) deliver to the Purchaser an acknowledgment by RBV with respect to the form and substance of the guarantees set forth in Sections 8.1 through 8.3 as they relate to RBV, substantially in the form set out in Exhibit 7.2.3(iv) ; and

            (v) pay the Preliminary Cash Pool Balance to the Company, if the Cash Pool Balance is a receivable of the Company against the Seller; and

            (vi) assign the receivable against the Company in the amount of the Preliminary Cash Pool Balance to the Purchaser.

7.2.4       Closing Events to be performed by both the Purchaser and the Seller:
            Both the Purchaser and the Seller shall and, with respect to the RBV Share only the Seller shall procure that RBV will execute one or more notarial deeds by which the Seller Share and the RBV Share are assigned (abtreten) to the Purchaser and a draft of which is attached as Exhibit 7.2.4 (i).

            The date on which all Closing Events have been performed shall be the "Closing Date". The Parties agree that the Consolidated Closing Date Financial Statements shall be drawn up as of the last day of the relevant month, if the Closing Date has occurred on the last Business Day of such month, unless events occurring after the last Business Day (in Frankfurt am Main) and on or before the last calendar day of the relevant month would affect the Consolidated Closing Date Financial Statements, in which case these shall be established as of the Closing Date.

7.2.5 Waiver of Closing Events. The Seller may waive each of the Closing Events set forth in Section 7.2.2 by written notice to the Purchaser, and the Purchaser may waive each of the Closing Events set forth in Section 7.2.3 by written notice to the Seller. The effect of a waiver shall be limited to eliminating the need that the respective Closing

            Event is being performed at the Closing and shall not prejudice any claims the Seller or, as the case may be, the Purchaser may have on the basis of any circumstances relating to the non-performance of such Closing Event.

7.2.6 Closing Confirmation. After all Closing Events have been performed or waived, the Seller and the Purchaser shall confirm in a written document to be jointly executed by the Seller and the Purchaser (the "Closing Confirmation") that all Closing Events have been performed or waived and that the Closing has occurred. For the avoidance of doubt, unless specifically set forth otherwise in the Closing Confirmation, the legal effect of such statement shall be limited to serve as evidence that all Closing Events have been performed or waived and that the Closing has occurred, but shall not limit or prejudice in any manner the rights of the Seller or the Purchaser arising under this Agreement or under applicable law.

7.2.7 Withdrawal. In the event that any Closing Event has not been performed or waived within 15 (fifteen) Business Days from the date the Closing should take place in accordance with Section 7.2.1, (i) the Seller may withdraw from this Agreement by written notice to the Purchaser, unless the non-performance of the Closing Events is within the control of or the responsibility of the Seller stating the withdrawal and (ii) the Purchaser may withdraw from this
            Agreement by written notice to the Seller, unless the non-performance of the Closing Events is within the control of or the responsibility of the Purchaser, stating the withdrawal, in each case provided that the withdrawal shall be deemed void and shall not have any effect if at the time when the notice is received by the other Party all Closing Events have been performed.

7.3 No shop; Breakup Fee. As from the Signing Date until beginning of the Closing, the Seller and RBV shall not, and shall not permit any Group Company or any of the directors, managers, officers, employees, agents or advisors thereof to, initiate, solicit, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of equity or all or substantially all of the assets or any business combination or change in control of any Group Company or the Business, or providing any business or financial information to any Person. In the event that the Closing is not consummated since
            (i) the Seller has not complied with its obligation in Sections 7.1.1(x) through 7.1.1(xv), 7.1.1(xvii), 7.2.3 or 7.4, or due to a
            Material Breach pursuant to Section 7.1.1(vii), and (ii) the Purchaser or Seller pursuant to Section 7.1.8(ii)(A) withdraws from this Agreement in accordance with its terms and (iii) the Seller enters, prior to September 30, 2007, into any agreement with any other person regarding the sale, lease, pledge or other disposition of all or substantially all of the assets of the Company or the Seller, or the sale of any capital stock of the Company or the Seller, or a merger, consolidation or other acquisition proposal or any other event or transaction resulting in a change of control (directly or indirectly) of any Group Company (other than any of such transactions due to a restructuring solely within the RAG Aktiengesellschaft Affiliates (each an "Alternative Transaction"), the Seller shall pay to the Purchaser a breakup fee equal to the amount of EUR 10,000,000 (in words: ten million Euro). Such payment shall become due concurrent to the closing of such Alternative Transaction. The Seller

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                                       32


            shall without undue delay notify the Purchaser of the execution of a definitive agreement relating to any Alternative Transaction and the consideration it is entitled to receive in connection therewith.

8.          Guarantees of the Seller

            The Seller hereby guarantees (garantiert) to the Purchaser by way of an independent guarantee within the meaning of Section 311 BGB that, except as specifically disclosed or cross referenced in any schedule enclosed to this Section 8 (herein collectively referred to as "Disclosure Schedules") or any Exhibit of this Agreement, the following statements are complete and correct as of the Signing Date and the Closing Date, unless it is specifically provided for that a guarantee shall be made as of a different date, whereby it is understood by the Parties that the Seller shall be liable for any breaches of the representations in this Section 8 irrespective of any fault of the Seller (verschuldensunabhangig), the Seller's liability shall be subject to the modalities and limitations, including de minimis amounts, thresholds and maximum amounts, set forth in Section 9, and in view of these modalities and limitations the guarantees in this Section 8 shall not constitute a warranty of the condition (Beschaffenheitsgarantie) within the meaning of
            Section 444 BGB. The guarantees contained in this Section 8 do not apply to any Environmental Matters, Environmental Permits or Environmental Laws as defined in Section 12 of this Agreement, which are dealt with exclusively in Section 12 and Tax matters which are exclusively dealt with in Section 13.

8.1 Shares. The Seller and RBV have free and clear title to the Seller Share and RBV Share respectively. The Shares are validly issued, fully paid, not repaid and non-assessable. The Shares constitute the entire registered share capital of the Company. The Shares are free and clear of any security interests, liens, pledges, or other encumbrances or Third Party rights or right of any Affiliate of the Seller and are not subject to any transfer restrictions or pre-emption or similar acquisition rights except as set out in the articles of association of the Company. There are no outstanding subscriptions, options, warrants, subscription rights, conversion or exchange rights or other contracts or commitments that could require any Group Company to issue, sell or otherwise cause to become outstanding any capital stock other than to any Group Company. There are no outstanding subscriptions, options, warrants, subscription rights, conversion or exchange rights or other contracts or commitments that could require any Group Company to issue, sell or otherwise cause to become outstanding any capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Subsidiary.

8.2 Status of the Seller and RBV. The Seller and RBV are duly incorporated and validly existing under the laws of Germany. The execution and performance of this Agreement and any other transactions contemplated by this Agreement by both the Seller and RBV are within each of their respective corporate and individual powers, do not violate the articles of association of the Seller and RBV and, subject to Section 7.1.1(iv), have been duly authorized by all necessary corporate and shareholder actions. As of the Signing Date, neither bankruptcy, insolvency nor similar proceedings have been applied for or opened over the assets of the Seller or RBV or denied due to lack of sufficient assets. The Seller and RBV are neither illiquid (zahlungsunfahig) nor over-indebted (uberschuldet). This Agreement constitutes legal, valid and binding obligations of the Seller enforceable in accordance with its terms.

8.3 Absence of Violations. The execution and delivery of, and the performance by the Seller and RBV of their obligations under this Agreement and any other transactions contemplated by this Agreement
            (i) will not result in a breach of any provision of their articles of association or equivalent constitutional documents, (ii) will not result in a breach of or constitute a default under any instrument to which the Seller or RBV are a party or by which the Seller or RBV are bound and which is material in the context of the transactions contemplated by this Agreement, (iii) do not require any approval by any governmental authority (other than those referred to in Section 7.1.1) or any corporate or shareholders action and (iv) do not result in a breach of any law, statute, regulation, directive (including such of the European Union), ordinance, administrative regulation, order, judgment, decision, notice, decree, permits, awards or other legal norms of any court or governmental agency or any other public body or arbitration tribunal or institution ("Regulations"), by which the Seller, RBV or any of the Group Companies, are bound.

8.4         Corporate Status of Group Companies.

8.4.1 The statements made in Sections 2.1 through 2.3 (including the Exhibits thereto) are correct. The Group Companies are duly incorporated and validly existing under the laws of their respective jurisdiction.

8.4.2 No bankruptcy, insolvency or similar proceedings have been applied for or opened over any of the Group Companies or denied due to lack of sufficient assets. To the Seller's Knowledge there exist no circumstances that would justify the opening of such proceedings; in particular none of the Group Companies is illiquid (zahlungsunfahig) or over-indebted (uberschuldet).

8.4.3 The Seller has prior to the Signing Date submitted to the Purchaser complete and correct copies of the current articles of association and of any shareholders' agreement of the Group Companies as in form as of the Signing Date.

8.4.4 Except as disclosed in Disclosure Schedule 8.4.4 there are no resolutions or other actions which have to be registered in a Commercial Register or at a comparable authority or competent body or person prior to the Signing Date.

8.4.5 Except as set forth in Disclosure Schedule 8.4.5, or contemplated by this Agreement, no Group Company is party to any voting trust, proxy, or other agreement or understanding with respect to the voting of its Interest and other capital stock.

8.4.6       Disclosure  Schedule  8.4.6  contains,  as of the  Signing  Date,  a complete and correct list (including all current members) of any supervisory board, advisory board, shareholder' or partners' committees and any similar corporate body established in any Group Company.

8.5         Interests in the Subsidiaries.

8.5.1 The Company holds, directly or indirectly, the Subsidiary Interests as described in Section 2.3. The Subsidiary Interests are free and clear of any liens and encumbrances or third party rights, except for rights created under statutory law or articles of associations.

8.5.2 Other than the Interest in the Subsidiaries, the Group Companies do not hold - either directly, indirectly or in trust - any shares, interests or equity (including, without limitation, silent partnerships and sub-participations) in, and have not entered into any agreement to hold any shares, interests or equity in or to establish, any other entity. None of the Group Companies is party to any joint venture, consortium, partnership or other syndicate other than those listed in Disclosure Schedule 8.5.2.

8.6 No Pending Business Transactions. As of the Closing Date, except as set forth in Disclosure Schedule 8.6, no Group Company is a party to any agreement relating to the acquisition or sale of or a similar transaction involving any Interests in other Legal Entities or any material asset or business (Betrieb) or parts thereof (Betriebsteile), other than agreements which have already been fully performed by all parties thereto.

8.7         Stand-Alone  Financial  Statements.  Attached in Disclosure Schedule
            8.7 are the unqualified audited, consolidated financial statements of the Company as of December 31, 2005 (including prior year figures for the financial year 2004) and the unaudited interim condensed consolidated financial statements of the Company for the nine-month period ended September 30, 2006, consisting of consolidated balance sheets, consolidated income statements, statements of cash-flow and statements of changes in the shareholders' equity respectively (in each case except for the financial statements as of December 31, 2004, together with footnotes) which have been prepared on a stand-alone basis using the cost-of-sales and completed contract method and in accordance with IFRS, as adopted by the EU, applied on a stand-alone basis at the Company. The Seller will submit on or before the Closing Date to the Purchaser unqualified audited consolidated financial statements of the Company as of December 31, 2006; the Seller and the Purchaser shall prior to the Closing notarize such financial statements for the period ending on December 31, 2006 to make those an integral part of this Agreement. Such financial statements as of December 31, 2004, December 31, 2005, September 30, 2006 and December 31, 2006 are hereinafter referred to as the "Stand-Alone Financial Statements"). The Stand-Alone Financial Statements comply with IFRS, as adopted by the EU and give a true and fair view of the net assets, financial position and results of the operations of the Company on a consolidated basis as at the respective dates and for the respective periods to which they relate in accordance with requirements of IFRS as adopted by the EU.

8.8         IP Rights

8.8.1 Owned IP Rights. Disclosure Schedule 8.8.1 contains a complete and correct list of all IP Rights (other than know-how) owned or co-owned by any Group Company as of the Signing Date and which are necessary and used for the manufacturing of the products by the Group Companies or otherwise material for the respective business of the Group Companies (the "Owned IP Rights"). Disclosure Schedule
            8.8.1 correctly states for each such Owned IP Right (if applicable) the type, applicable register, application or other identification data in the respective jurisdiction and owner or applicant. With respect to patents, utility models and design rights, Disclosure
            Schedule 8.8.1 also sets out the maximum remaining term of protection available.

8.8.2 No Encumbrances. Each Group Company is the unrestricted legal and beneficial owner of the Owned IP Rights and no Owned IP Right is encumbered with any rights of any Third Party, including the Seller and the Seller's Affiliates, other than any other Group Company, subject to the disclosure in Disclosure Schedule 8.8.4.

8.8.3 Maintenance. Except as disclosed in Disclosure Schedule 8.8.3 (i) the Group Companies have duly maintained all Owned IP Rights and have paid when due all registration and renewal fees to maintain all registrations with any regulatory authority with respect to the Owned IP Rights and with respect to trademarks have complied with the applicable use requirements (Benutzungspflichten), if deemed commercially reasonable by management of the Group Companies. Except as disclosed in Disclosure Schedule 8.8.3 (ii) no Group Company has granted a license with respect to any Owned IP Rights to any Third Party other than any other Group Company.

8.8.4 No Challenges. Except as disclosed in Disclosure Schedule 8.8.4, as of the Signing Date the validity of the Owned IP Rights has not been challenged or disputed in any way by any Third Party (including, without limitation, by any registration authorities), and there are, to the Seller's Knowledge, no circumstances on which any such challenge or dispute could be based. To Seller's Knowledge as of the Signing Date, none of the Owned IP Rights are being violated by any third party.

8.8.5 Licensed Intellectual Property Rights. Disclosure Schedule 8.8.5 contains a complete and correct list of all licenses to IP Rights (including IP Rights based on the employees' invention legislation) other than licenses for standard software which have been granted by Third Parties or the Seller or Seller's Affiliates to the Group Companies (hereinafter collectively referred to as the "Licenses").

            Unless explicitly indicated otherwise in Disclosure Schedule 8.8.5, the Group Companies have the full and unencumbered right to the Licenses and all Licenses are in full force and effect. The Group Companies have complied with all material terms of the Licenses and have paid all license fees under the Licenses as and when due. To Seller's Knowledge as of the Signing Date, there are presently no circumstances under any License which could result in a right of termination, revocation or cancellation by the relevant licensor. The Group Companies have not been notified in writing, that the validity nor the use of the Licenses is or is threatened to be challenged or disputed in any way by any Third Party (including, without limitation, by any registration authorities).

8.8.6 No Further Rights Required. The Owned IP Rights and the Licenses constitute the entire rights and licenses with respect to IP Rights which the Group Companies need in order to carry on their business as presently conducted.

8.8.7       Third Party Rights Infringements.  Except as disclosed in Disclosure
            Schedule 8.8.7 none of the Group Companies presently violates or has been notified in the last two (2) years to have infringed any IP Rights of any Third Party.

8.8.8 Know How. To Seller's Knowledge, the Group Companies are able to use the know-how which the Group Companies need in order to carry on their business as conducted on the Closing Date.

8.8.9 Employee Inventions and Right to Inventions. Except as set forth in Disclosure Schedule 8.8.9, the Group Companies have full, exclusive and unencumbered rights to all inventions which have been made by their employees or contractors within the scope of the relevant employment or contract to the extent such rights have been obtained from the respective employees or contractors. To the extent specific employees' invention legislation applies (including, without limitation, the German Employees' Inventions Act (Arbeitnehmererfindergesetz)), the Group Companies have asserted all rights, and complied with all obligations (including, without limitation, all payment obligations) arising under the relevant legislation with respect to the inventions, if the management of the respective Group Company has deemed it beneficial for the business of the respective Group Company. Since January 1, 2005 no employee of the Group Companies has raised in writing claims with respect to employee inventions and to Seller's Knowledge there are no circumstances which may reasonably be expected to give a right to any such claims.

8.9         Assets, Inventories and Receivables; Information Technology.

8.9.1 Owned Assets and Inventories. The Group Companies are the legal and beneficial owner of all assets (Anlagevermogen) (other than real estate or IP Rights) and of all inventories (Umlaufvermogen) (collectively "Assets and Inventories") which have been reflected in the Stand-Alone Financial Statements (the "Owned Assets and Inventories"), except for Assets and Inventories (i) which have been disposed of in the Ordinary Course of business since the cut-off date of the respective Stand-Alone Financial Statements, or (ii) which are subject to customary retention of title arrangements (branchenubliche Eigentumsvorbehalte und Zessionen) of suppliers. The owned Assets and Inventories are in sound and usable condition subject to normal wear and tear.

8.9.2       Ownership;  No  Encumbrances.  Except  as  disclosed  in  Disclosure
            Schedule 8.9.2, the Owned Assets and Inventories are not encumbered with any Encumbrances in favor of any Third Party, including, without limitation, Seller or Seller's Affiliates except for (i) retention of title rights, liens, pledges or security rights in favor of landlords, suppliers, mechanics, workmen, carriers and the like created by statutory law or contractual obligations (to the extent that the creation of such Lien or Encumbrance is not the primary purpose of such contract), (ii) security rights granted to banks and other financial institutions under their general terms and conditions (Allgemeine Geschaftsbedingungen) over cash, and other assets deposited with such banks or financial institutions or rights of third parties created by operation of law, including pledges and other security rights in favor of tax authorities or other governmental entities, and (iii) easements and similar rights in real property which do not materially impair the respective Group Company's ability to conduct its business on the relevant real property as presently conducted.

8.9.3       Real Property.

            (i) Disclosure Schedule 8.9.3 (a) includes for each Group Company a correct and complete list of all Owned Real Property and there are no declarations that have to be registered with such registers and which registrations have not been affected as of the Signing Date. The Seller has made available to the
                  Purchaser copies of the deeds and other instruments (as recorded) by which the Company or a Subsidiary acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or such Subsidiary and relating to such Owned Real Property. Except as set forth on Disclosure Schedule 8.9.3(a):
                  (i) the Company and the Subsidiaries have good, valid and marketable title to the Owned Real Property, free and clear of all Encumbrances other than those with respect to the Owned Real Property in Germany shown in the land register (Grundbuch);

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                                       38


                  (ii) other than, with respect to Owned Real Property located in Germany, as shown in the land register (Grundbuch), neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, leased, deeded in trust or encumbered any interest in the Owned Real Property.

            (ii) Disclosure Schedule 8.9.3(b) contains a complete and correct list of all Leased Real Property used by the Group Companies for the operation of their primary business operations or for which the Group Companies pay rent, (collectively the "Leases") and Seller has made available to Purchaser complete copies (if available at the respective Group Companies) of such Leases prior to the Signing Date. With respect to each such Lease: (i) the Company or a Subsidiary has a valid and assignable interest or estate in such Lease, free and clear of all Encumbrances, (ii) such Lease is in full force and effect, valid and enforceable against the Company or a Subsidiary in accordance with its terms; and (iii) neither the Company nor the Subsidiary, as applicable, has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

            (iii) There  are no  claims,  litigation  or  proceedings  which are pending against the Real Property or the Company or any Subsidiary with respect to the Real Property. The applicable zoning of each parcel of Real Property permits the operation of the business presently being conducted on such parcel.

8.9.4 Information Technology. Except as described in Section 17.2 each Group Company either owns or the Group Company has a valid right or license to use three months after the Closing Date (unless a shorter period stipulated in the contractual arrangements) the computer hardware, software, networks and other information technology other than standard office software (collectively "Information Technology") which is necessary for such Group Company to conduct its current business.

8.10        Material  Agreements,   Largest  Customers  and  Largest  Suppliers,
            Change-of-Control.

8.10.1 Material Agreements. Disclosure Schedule 8.10.1 includes for the Group Companies a correct and complete list of all of the following agreements under which, as of the Signing Date, any primary contractual obligation (Hauptleistungspflicht) of any party has not yet been fulfilled (the "Material Agreements"). Seller has made available copies of the Material Agreements to Purchaser prior to the Signing Date.

            (i) Agreements for the sale of goods manufactured, or for services rendered, by any Group Company and agreements for the supply with goods and services, in each case with a value in excess of EUR 10,000,000;

            (ii) agreements for or relating to joint ventures, strategic alliances, joint development of products or other forms of cooperation relating to the conduct of a part of the business of the Group Companies;

            (iii) credit  agreements with any Group Company (other than relating to any intercompany debt towards any Group Company) as borrower or a lender (other than under the Finance Agreement), bonds, notes or other instruments evidencing financial indebtedness of any Group Company other than relating to any intercompany debt towards any Group Company, in each case with a principal amount (including interests) in excess of EUR 100,000;

            (iv) guarantees, suretyships (Burgschaften), letters of comfort (Patronatserklarungen), performance or warranty bonds and similar instruments issued (i) by any Group Company for any debt of third parties for an amount of EUR 100,000 or more per item, (ii) or issued by any Third Party as security for obligations of any of the Group Companies (other than the Seller's Guarantees as defined below);

            (v)   agreements  to sell,  otherwise  dispose  of or  purchase  any assets (excluding inventories), including the sale of Interests in other undertakings, businesses or real estate entered into since December 31, 2005 other than in the Ordinary Course;

            (vi)  sale and lease back transactions;

            (vii) agreements  with  authorized  dealers   (Vertragshandler)   or
                  commercial    agents    (Handelsvertreter)    or   consultancy
                  agreements;

           (viii) Licenses which provide for annual royalties in excess of EUR 20,000;

            (ix) Leases which provide for an annual rent in excess of EUR 250,000 or a fixed term longer than one year;

            (x)   service agreements  (including framework  agreements) or other
                  agreements       containing       continuing       obligations
                  (Dauerschuldverhaltnisse) (except for agreements listed elsewhere in this Section or utilities, mail and telecommunication services and employment agreements) which
                  (i) provide for an annual remuneration of EUR 250,000 or a one time payment of EUR 250,000 or more in the individual case and
                  (ii) has a fixed term or a notice period of more than 1 year;

            (xi) agreements prohibiting or limiting the ability of a Group Company to engage in any business activity or to compete with any person (including any exclusive purchasing or sales agreements).

8.10.2 Status of the Material Agreements. As of the Signing Date, except as disclosed in Disclosure Schedule 8.10.2, (i) the Material Agreements are in full force and effect, (ii) no party to a Material Agreement has given a written notice of termination, (iii) none of the Group Companies which is a party to a Material Agreement is in breach of any material provisions of the Material Agreement, and (iv) the Group Companies have not been notified in writing by the counterparty to the Material Agreement that the respective Group Company is in breach of the term of such Material Agreement or

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                                       40


            that the counterparty to the Material Agreements wishes to terminate or otherwise cancel the Material Agreement, and (v) to Seller's Knowledge as of the Signing Date no counterparty is in breach of the Material Agreements.

8.10.3      Material  Agreements with change of control  provisions.  Disclosure
            Schedule 8.10.3 contains a list of such Material Agreements which provide for the other party a right to terminate or materially supplement or amend the respective Material Agreement due to the execution or the consummation of this Agreement.

8.10.4 Largest Customers and Largest Suppliers. Disclosure Schedule 8.10.4 contains a complete and correct list of the 10 largest customers and the 10 largest suppliers of the Group Companies taken as a whole as measured by the business volume for the period starting January 1, 2005 and ending on December 31, 2005 and the period starting January 1, 2006 and ending on October 31, 2006.

8.11        Employees

8.11.1 List of Key Employees. Prior to the Signing Date, the Seller has submitted to the Purchaser a correct and complete list as of December 7, 2006 of the Group Companies' (i) Directors and Officers and (ii) individuals listed in Disclosure Schedule 8.11.1(i) (collectively the "Key Employees") whose contracts have been disclosed to the Purchaser if so indicated therein, including relevant information on (i) the respective position/occupation and
            (ii) the gross  annual  salary.  Except  as set forth in  Disclosure
            Schedule 8.11.1 (ii) as of the Signing Date, none of the Key Employees has given or received written notice of termination of his or her employment or has entered into a cancellation agreement (Aufhebungsvereinbarung). None of the Key Employees has indicated that he or she will terminate its employment due to the consummation of this Agreement.

8.11.2 List of Employees. Disclosure Schedule 8.11.2 includes as of the Signing Date a correct and complete list setting out for each Group Company the total number of employees and their split by function (production and administration).

8.11.3 Collective Agreements. Disclosure Schedule 8.11.3 includes a correct and complete list, as of the Signing Date, of all material (i) reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialplane), and (ii) collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), company works agreements
            (Gesamtbetriebs- vereinbarungen) or group works agreements (Konzernvereinabrungen), collective bargaining agreements (Tarifvertrage) or in any other legal form including past practice (betriebliche Ubung) to which any Group Company is bound (the "Collective Agreements"), with the exception of the pension schemes and arrangements referred to in Section 8.11.5 below.

8.11.4 Labor Disputes. Except as disclosed in Disclosure Schedule 8.11.4 hereto as of the Signing Date, no Group Company is experiencing any strike or lockout of their employees, dispute with unions, works councils or other bodies of employee representatives before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings, general working conditions or discrimination), except, in each case, for matters which could not reasonably be expected to result in losses in excess of EUR 100,000 and except for individual proceedings regarding unfair dismissal (Kundigungsschutzverfahren).

8.11.5 Pension Agreements. Disclosure Schedule 8.11.5 lists all plans or arrangements to which the Group Companies are bound with respect to pensions, indicating the relevant benefits and indicating the relevant total number of active, retired and other former employees or former managing directors being covered by the relevant pension plan or pension arrangement. Further, Disclosure Schedule 8.11.5 lists all plans or arrangements to which the Group Companies are bound with respect to any other retirement, death, sickness, medical, disability, severance, bonus or incentive pay, deferred compensation or welfare or long service awards (Jubilaumszusagen) benefit in respect of any of their employees, Key Employees, former employees or former managing directors (or any dependant thereof), other than (i) employers' contributions to statutory pension schemes, health and unemployment insurance and other statutory employee benefit schemes, (ii) benefits provided by the agreements referred to in Section 8.11.3 or the employment contracts of the Key Employees, (iii) vacation or sick pay, (iv) or any insurance policies funding the benefit of employees (including workers' compensation or accident insurance) or (v) any funded benefit schemes (including defined benefit or contribution schemes and payments to life insurance companies) financed by way of salary deductions (Gehaltsumwandlung) (all of the above, including the schemes referred to under (i) to (v), collectively the "Group Companies Benefit Plans"). All contributions and other payments, whether arising by operation or law or by agreement, due and payable from the Group Companies with respect to employees, Key employees and former employees or former managing directors under the terms of the Group Companies Benefit Plans have been duly paid and will be duly paid until Closing Date, or, if this reflects Ordinary Course, have been accrued and will until Closing Date be accrued in accordance with the respective Stand Alone Financial Statements. To the extent applicable contributions to the Pension Guarantee Fund (Pensionssicherungsverein) or to external pension vehicles such as pension funds (Pensionskassen), life insurance companies or support funds (Unterstutzungskasse) have been duly made in the past in accordance with the respective applicable local GAAP regulations and will be duly made until the Closing Date. The pension payments of the Company were in the last five years prior to the Closing Date in accordance with Section 16 German Act on Company Pension. Since 2001 onwards any closures, freeze, changes or terminations of pension plans or arrangements have been carried out in accordance with the applicable Regulations. There are no assets related to the Group Companies Benefit Plans and designed to fund the corresponding obligations that are held by RAG Aktiengesellschaft or its Affiliates which would have to be transferred in order to continue to be available to the beneficiaries.

8.11.6 All Group Companies Benefit Plans are in substantial compliance with their terms and all applicable laws. None of the Group Companies Benefit Plans maintained in the US is or has been subject to Title IV of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") within the past 5 years. None of the Group Companies contributes or has in the past 5 years contributed to a multiemployer plan (as defined in Section 3(37) of ERISA). Each of the Group Companies Benefit Plans maintained in the United States and intended to be "qualified" within the meaning of Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, has received a favorable determination letter as to such qualification from the U.S. Internal Revenue Service. None of the Group Companies has any obligations for retiree health and life benefits under any Group Companies Benefit Plans. There are no claims or other proceedings pending or to Seller's Knowledge threatened with respect to the assets of any Group Companies Benefit Plans (other than routine claims for benefits) that would give rise to a material liability against any Group Companies Benefit Plan. The execution of this Agreement or the transactions contemplated thereby will not (i) entitle any employees of the Group Companies who are employed in the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Group Companies Benefit Plans.

8.11.7 The Group Companies have a long term incentive program in place, the description of which has been provided to Purchaser prior to the Signing Date. The principles are attached in Disclosure Schedule
            8.11.7. No further plans of such nature exist which would bind any Group Company or would entitle any Directors or Officers or any employee of the Group Companies to claims against the Group Companies.

8.11.8 Except as disclosed in Disclosure Schedule 8.11.8 no term in any employment contract or service agreement provides that the consummation of this transaction entitles any Key Employee to treat the change of control as a breach of the contract or entitles them to any payment or additional notice period or to treat themselves as redundant or otherwise dismissed or released from any obligation.

8.11.9 Except as disclosed in Disclosure Schedule 8.11.9, there exist no claims of the employees, Key Employees, former employees or former managing directors or dependants thereof vis-a-vis the Group Companies in relation to personal injury which were brought against the Group Companies during the last six months prior to the Signing Date and/or which are still pending.

8.12        Permits; Compliance; Public Subsidies

8.12.1 Permits. Except as disclosed in Disclosure Schedule 8.12.1 (i) each Group Company holds or has filed for all governmental permits, licenses and other public law approvals (offentlich-rechtliche Genehmigungen) which are required by the applicable Regulations to conduct its business as currently conducted in all material respects, except for Environmental Permits which are exclusively reflected in Section 12 (the "Permits"). To the Seller's Knowledge no such Permit has been cancelled, withdrawn or revoked by a competent authority and no Group Company has received any written notice by any such authority that it intends to cancel, withdraw or revoke any such Permit.

8.12.2 Compliance with Permits. Except as disclosed in Disclosure Schedule 8.12.2, each Group Company is and, to the extent that on or after the Closing Date a Third Party could raise a claim, has been in all material respects in compliance with the Permits in the respective jurisdictions of the Group Companies. To the Seller's Knowledge, no Group Company has received any notice from a governmental authority of any failure to comply with the terms of any Permit except as disclosed in Disclosure Schedule 8.12.2. The representations contained in this Section 8.12.2 shall not apply to any laws or Permits relating to intellectual property rights or Environmental
            Matters  and  Environmental  Laws  or Tax  matters  which  shall  be
            exclusively   provided   for  in   Sections   8.8,   12.2  and  13.2
            respectively.

8.12.3 Compliance with Laws. The Group Companies are and, to the extent that on or after the Closing Date a Third Party could raise a claim, have been operated in compliance with all material binding and mandatory  applicable  Regulations.  The guarantee contained in this
            Section 8.12.3 shall not apply to any laws or Permits relating to intellectual property rights, or Environmental Matters and
            Environmental Laws or Tax matters which shall be exclusively provided for in Sections 8.8, 12.2 and 13.2 respectively. No product or service manufactured, sold, distributed or delivered by the Group Companies does or, to the extent that on or after the Closing Date a Third Party could raise a claim, did contravene or violate any Regulations. Without limiting the foregoing none of the Group Companies (including any of their officers, directors or employees) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or governmental employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, in order to obtain or retain any businesses for the Group Companies except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. Each of the Group Companies has established the internal controls and procedures intended to ensure the compliance with applicable Regulations.

8.12.4 Subsidies. Except as disclosed in Disclosure Schedule 8.12.4, no Group Company has received or applied for public grants (Zuschusse), allowances, aids (including tax benefits) or other subsidies (Subventionen) during a period of three years prior to the Signing Date (collectively the "Public Subsidies"). Except as disclosed in Disclosure Schedule 8.12.4, no competent governmental authority has notified any Group Company that it is obliged to repay in full or part any of the Public Subsidies received by it as a result of any failure by it to comply with the terms and conditions of any such subsidy.

8.13 Product Liability. Except as disclosed in Disclosure Schedule 8.13, there are no product or service warranty (including claims due to late delivery), product liability (Produkthaftung) or similar claims pending or, to Seller's Knowledge, threatened against any Group Company and no Group Company has received any pending written order from any competent governmental authority or other organization to recall any of the products manufactured and delivered by it.

8.14        Insurance.

8.14.1 Disclosure Schedule 8.14.1 includes a correct and complete list of all insurance policies maintained relating to the assets, businesses or operations of the Group Companies. All such policies are in full force and effect and there are no claims by any Group Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer. The Purchaser is aware of the fact that such policies as far as they have been provided under RAG Aktiengesellschaft group insurance agreements will not be continued after the Closing Date.

8.14.2 Disclosure Schedule 0 includes a list as of December 12, 2006 of all claims that have arisen since 2004 exceeding an amount of EUR 100,000 against any insurance company in the past 3 years prior to the Signing Date.

8.15 Litigation. Except as disclosed in Disclosure Schedule 8.15 hereto, there is no claim, action, suit, litigation, arbitration, pending (nor, to the Seller's Knowledge, is any Third Party pursuing an inquiry, proceeding or investigation) and to Seller's Knowledge, none have been threatened, either before court, arbitration tribunal or any governmental authority (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren), including administrative proceedings or investigations (Verwaltungsgerichts- oder Verwaltungsverfahren) or criminal proceedings or investigations (i) involving an amount in excess of EUR 200,000 (excluding costs and fees) (ii) or which has or would have a material negative impact on the business of the respective Group Company.

8.16 Conduct Of Business. Except as disclosed in Disclosure Schedule 8.16 and except for any transaction contemplated by or any facts or events disclosed in this Agreement since December 31, 2005 until the Signing Date,

            (i) the Company did not pay or declare any dividend or made a hidden distribution to the Seller and / or its Affiliates (excluding the Group Companies) (the "Seller's Group)"; and

            no Group Company

            (ii) unless agreed by Purchaser, materially changed its accounting (including valuation and consolidation) policies or procedures, except as required due to a concurrent change in generally accepted accounting principles;

            (iii) made any  borrowings  (Darlehensaufnahme)  other than from the
                  Seller's Group or in excess of EUR 5,000,000;

            (iv) issued any guarantees for borrowed money other than borrowing from the Seller's Group or exceeding EUR 5,000,000;

            (v)   sold any shareholding or business;

            (vi) made an investment in any other undertaking other than a Group Company;

            (vii) increased or  committed  to increase or otherwise  promised to increase the remuneration, bonuses or other incentives payable (in each case in cash) to any Key Employee or established any new or increased benefits under or otherwise amended and existing Group Companies Benefit Plan;

           (viii) entered into any transaction outside the Ordinary Course;

            (ix) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) in an amount of EUR 1,000,000 or more or which otherwise adversely affects the business or assets of the Group Companies as a whole;

            (x) has been subject to or threatened by any strikes, walkouts, work stoppages, slow-downs or lockouts, or had any material change in its relations with third parties including its employees, customers, suppliers or any governmental authorities or other public bodies;

            (xi) increased or reduced its share capital or issued, sold, transferred or agreed to issue, sell or transfer any Interest or other securities, or issued, granted or sold, or agreed to issue, grant or sell, any options, rights or warrants with respect thereto;

            (xii) made or agreed to make, any capital  expenditures with respect to fixed assets in excess of an aggregate amount of EUR 30,000,000 (the Group Companies made, however, all capital expenditures on fixed assets at least in a manner and at a time consistent with its prior practice); or

           (xiii) made any material change in its research and development, manufacturing, purchasing, selling, pricing, marketing or personnel practices.

8.17 Finders' Fees. No Group Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the transactions contemplated hereby.

8.18 Private Placement. The Seller (a) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (b) is able to bear the economic risk of losing its entire investment in the Consideration Shares, and (c) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits of this investment. The Seller acknowledges that it is acquiring the Consideration Shares for its own account, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable securities law, and the Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision, or fractionalization of the Consideration Shares. The Seller acknowledges and agrees that, based in part upon its guarantees contained herein and in reliance upon applicable exemptions, the issuance of the Consideration Shares will not as of the Closing Date be registered under the Securities Act or the securities laws of any jurisdiction and that accordingly, the Consideration Shares may not be offered for sale, sold, or otherwise transferred in whole or in part, except in compliance with all applicable laws, including securities laws.

            The certificate(s) representing the Consideration Shares shall bear a legend stating in substance:

            THE OFFERING AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS AND UNTIL REGISTERED UNDER SAID ACT OR SUCH TRANSFER IS EXEMPT FROM REGISTRATION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO LIMITATIONS ON TRANSFER SET FORTH IN THE SHARE PURCHASE AGREEMENT DATED DECEMBER 16, 2006, A COPY OF WHICH CAN BE OBTAINED FROM THE ISSUER.

            Any subsequent certificates issued in respect of the Consideration Shares shall bear a similar legend until removed as set forth below or otherwise removed in accordance with law. Upon request of a holder of Consideration Shares in connection with a public sale of such securities in compliance with applicable Regulations (including the Securities Act) or a sale permitted pursuant to Rule 144(k) promulgated under the Securities Act, the Purchaser shall remove the first sentence of the legend set forth above from the certificates evidencing such securities or issue to such holder new certificates therefore free of such legend. Upon any transfer of Consideration Shares in compliance with Section 15.4(ii) hereof, the Purchaser shall remove the second sentence of the legend set forth above from this certificate evidencing such securities or issue to such transferee new certificates therefore free of such legend.

8.19 Accuracy of Information. The Seller has not failed to disclose to the Purchaser any material facts relating to the Group Companies which are reasonably likely to have prevented a prudent business man from entering into this Agreement as notarized.

8.20 Seller's Knowledge. If and to the extent this Agreement makes reference to "Seller's Knowledge" Seller shall be deemed to have knowledge of any facts or circumstances which the present members of the management board (Vorstand) of the Seller, the present members of the management board of the Company and the persons listed in
            Schedule 8.20 actually have as of the Signing Date after reasonable inquiries or do not have due to gross negligence (grob fahrlassige Unkenntnis).

8.21 Materiality. For the purposes of calculating any Breach or Losses (as defined below) the qualification to materiality as contained in
            Section 8.12.3 and Section 12.2 shall be disregarded.

9.          Remedies for Breach of Guarantees

9.1 Breaches. In the event that any of the statements made in Section 8 is incorrect (a "Breach"), the Seller shall put the Purchaser or at the Purchaser's own and free discretion any of the Group Companies into the position that it would have been in if the Breach had not occurred (Naturalrestitution). If and to the extent the Seller has not cured the Breach within a reasonable time period, but no later than two months after receipt of a Claim Notice (as defined hereinafter) from the Purchaser, or such restitution is impossible, or the Seller finally refuses (verweigert ernsthaft und endgultig) to make restitution in kind, the Seller shall pay to the Purchaser the amount of any Losses which the Purchaser or any of the Group Companies has incurred or suffered as a result of the Breach. "Loss" or "Losses" are all damages according to Section 249 et seqq. BGB, excluding - except where specifically set forth otherwise in this Agreement - with respect to all claims other than Third Party Claims, however, consequential or indirect damages (Folgeschaden, mittelbare Schaden) and loss of profits (entgangener Gewinn). Except where specifically set forth otherwise in this Agreement, a Loss or Losses relating to all claims the Purchaser may have under this Agreement (including Third Party Claims) shall in no event encompass income taxes payable as a result of any indemnity or other payment or other compensation, loss of prospective business, loss of or damage to reputation, frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, internal administration and overhead costs or any losses based on the argument that the purchase price for the Shares was calculated on the basis of incorrect assumptions or information. Any Losses shall be computed net of any related present or future advantages and benefits (including avoided losses, tax benefits and savings directly related to the relevant matter (Vorteilsausgleich)).

9.2 Notification, Investigation and Cooperation. The Purchaser shall notify the Seller in writing of any Breach within twenty Business Days after it becomes aware of the facts believed to constitute a Breach, stating in reasonable detail the nature thereof and the estimated amount involved (the "Claim Notice"); provided, however, that the failure or delay of the Purchaser to provide any such written notice shall not limit the Purchaser's right to recover Losses except to the extent such failure or delay is prejudicial to the defense of such claim. The Purchaser shall give the Seller such information and assistance, as the Seller or its advisors request for the purpose of investigating the matter or circumstance giving rise to such Breach. The Purchaser shall take and shall cause the respective Group Company to take all steps which the Seller requests from the Purchaser for the purpose of any remedial action. If and to the extent a claim under Section 8 exists, all reasonable costs and expenses incurred by the Purchaser shall be borne by the Seller; if and to the extent a claim under Section 8 does not exist, all costs and expenses incurred by the Seller shall be borne by the Purchaser.

9.3 Third Party Claims. If the Purchaser discovers that any Third Party including any governmental authority takes or threatens by notification in writing to take any action which may give rise to a claim under Section 8 (the "Third Party Claim"), the

            Purchaser shall notify the Seller within 20 Business Days after it becomes aware thereof about any such Third Party Claim; provided, however, that the failure or delay of the Purchaser to provide any such written notice shall not limit the Purchaser's right to recover Losses except if such failure or delay is prejudicial to the defense of such Third Party Claim.

9.3.1 Seller shall have the right to defend and control the defense of the Third Party Claim with counsel of its own choice; in such case the Purchaser shall have the right to be represented by counsel of its choice and to attend the defense of the Third Party Claim for which it seeks indemnity from the Seller at its own expense. The Purchaser shall not, and shall cause the Group Companies not to, compromise, dispose of or settle any Third Party Claim or assume any liability in connection with any Third Party Claim without the Seller's prior written consent (which may not unreasonably be withheld). No action by the Seller or its representatives in connection with the defense shall be construed as an acknowledgment (whether express or implied) of the Purchaser's Claim (as defined below) or of any facts underlying or related to such claim. If the Seller elects to defend and control the defense of the Third Party Claim the Seller shall indemnify the Purchaser, or at Purchaser's discretion, the Group Companies accordingly pursuant to this Section 9 for the Loss suffered by the Group Companies and shall hold harmless the Purchaser or, at Purchaser's discretion, the Group Companies from any Third Party Claim. The Seller shall not compromise, dispose of or settle any Third Party Claim without Purchaser's prior written consent (which may not unreasonably be withheld), if such compromise, disposition or settlement would provide any remedy against Purchaser or Purchaser's Affiliates other than the payment of monetary damages.

9.3.2 If Seller does not assume the defense of such Third Party Claim, Purchaser may assume such defense with counsel of its own choice; in such case the Seller may elect to participate in the defense of any such Third Party Claim for which indemnity is sought with counsel of its choice at its own expense. The Purchaser shall not, and shall cause the Group Companies not to, compromise, dispose of or settle any Third Party Claim or assume any liability in connection with any Third Party Claim without the Seller's prior written consent (which may not unreasonably be withheld).

9.3.3 In the event the Seller elects to assume or participate in the defense of a Third Party Claim, the Purchaser shall, and shall cause Group Companies to fully cooperate with the Seller in the defense of any Third Party Claim. The Purchaser in particular shall provide, and shall cause the Group Companies to provide, the Seller with such information and assistance as the Seller or its advisors may reasonably request to investigate or to defend the Third Party Claim.

9.3.4 If and to the extent a claim under Section 8 exists and Purchaser assumes the defense thereof as provided above, all reasonable costs and expenses incurred by the Purchaser in such defense shall be borne by the Seller.

9.4 Exclusion of Liability. The Seller shall not be liable for any Breach, and the Purchaser shall not be entitled to bring any claim under Section 8 against the Seller (individually a "Claim" or collectively "Claims"), if and to the extent that:

9.4.1 the underlying facts, circumstances, and events forming the basis of a Claim (anspruchsbegrundende Umstande gema(beta) ss. 199 Abs. 1 Nr. 2 BGB) have been specifically disclosed in Section 8 and its Disclosure Schedules or in the Exhibits to this Agreement, or appropriately cross referenced in the Disclosure Schedules or Exhibits. Section 442 BGB and Section 377 HGB shall be excluded with respect to any facts not so disclosed;

9.4.2 the amount of the Claim has been reimbursed from a Third Party or under any insurance policy. Provided, however, the Purchaser and the Seller shall discuss in good faith whether it is commercially reasonable to seek reimbursement under any insurance policy of the Purchaser or any Group Company taking into account the compensation for Losses by Seller and the eventual increase in insurance premiums caused by such reimbursement; or

9.4.3 the Purchaser or any of its Affiliates including Purchaser's Guarantor and, after the Closing Date, the Group Companies (but excluding HT or any other Affiliates of HT, but including for the avoidance of doubt Purchaser's Guarantor), or after the Closing any of the Group Companies, has caused (verursacht oder mitverursacht) such Claim or failed to mitigate damages pursuant to Section 254 BGB; or

9.4.4 the matter to which the Claim relates has been taken into account in the calculation of the Closing Date Net Cash.

9.5 De Minimis and Threshold. The Seller shall only be liable for Claims if (i) the actual individual Claim exceeds EUR 150,000 (in words:
            Euro one hundred fifty thousand) (the "De Minimis Amount"), and (ii) the aggregate amount with respect to all actual Claims (excluding claims which do not exceed the De Minimis Amount in the individual case) exceeds EUR 3,000,000 (in words: Euro three million) (the "Threshold") in which case the Seller shall be liable for the entire amount (Freigrenze). Serial or related claims shall be deemed one individual Claim.

9.6 Maximum Liability. Subject to claims under the Tax indemnity pursuant to Section 13 below which shall be uncapped and shall not be applied against the liability cap stated in this Section 9.6, the maximum liability of the Seller for all claims Purchaser may have under this Agreement shall be limited to USD 250,000,000 (in words:
            US Dollars two hundred fifty million) except for Claims resulting from a Breach of Seller pursuant to Section 8.1 and 8.2 for which the maximum liability of the Seller (including all other Claims) shall be limited to the Purchase Price to the extent it has been received by the Seller.

9.7 Limitation Period. If not otherwise set forth in this Agreement, all Claims shall be time-barred (verjahren) after the lapse of 24 months from and including the Closing Date except for Claims pursuant to
            Section 8.1 and 8.5 which shall be time-barred 5 years after the Closing Date and Claims pursuant to Section 8.12.3 which shall be time-barred 3 years after the Closing Date.

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                                       50


9.8 Suspension of Limitation. The limitation period for each individual Claim shall only be suspended (gehemmt) in accordance with Section 209 BGB by a timely notification of the Seller for such individual claim pursuant to Section 9.2, provided that the Purchaser initiates a court proceeding within three months after receipt of the notification by the Seller. Section 203 BGB shall not apply.

9.9 No further Rights or other Guarantees. The Parties agree that the rights and remedies which the Purchaser may have against the Seller for a Breach or any other breach of any obligation under this Agreement shall be exclusively governed by this Agreement. Except for claims for specific performance (primare Erfullungspflichten), all rights, claims and remedies of any legal nature which the Parties may otherwise have against each other in connection with this Agreement or the transaction contemplated by this Agreement shall be excluded to the extent such exclusion is possible under applicable mandatory laws, provided, however, that Purchaser may seek the monetary compensation of Losses (including in this case consequential damages, indirect damages and lost profits) in case the Seller has not complied with its obligation (i) to transfer the Shares and hereby breached its obligations in Sections 7.1.1(x)
            through 7.1.1(xv), 7.1.3, 7.2.1 second last sentence, 7.2.3 or 7.2.4, (ii) to comply with the covenants set forth in Section 15.1, 15.4, 16, 17 or 18.1. The right to withdraw (zurucktreten) from, or otherwise terminate, this Agreement or to require the winding up of the transactions contemplated by this Agreement, any claims for breach of pre-contractual obligations (culpa in contrahendo) including claims under Sections 241 para. (2), 311 para. (2) and para (3) BGB, any claims for breach of contract (Schadensersatz wegen Pflichtverletzung) including claims under Sections 280, 282 BGB, any claims based on frustration of contract (Storung der Geschaftsgrundlage) including claims under Section 313 BGB, any claims of the Purchaser for defects of the Shares or the business of the Company under Sections 437 to 441 BGB, and any claims under tort including claims under Sections 823 et seq. BGB, except for claims for wilful deceit (arglistige Tauschung) or other intentional breaches of contract (vorsatzliche Vertragsverletzungen), shall be excluded. Subject to the provisions of Section 8 the Purchaser agrees to acquire the Company, the Subsidiaries and their business in the condition they are on the Signing Date and on the Closing Date, respectively, without reliance upon any expressed or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to the Seller except for the independent guarantees set out in Section 8.

            Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no guarantee, representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof) or the future business and operations of the Group Companies, (ii) any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Group Companies, except as expressly set forth in this Agreement.

9.10 No third party Rights. No provision of this Agreement constitutes a contract for the benefit of a third party within the meaning of
            Section 328 BGB or otherwise (kein Vertrag zugunsten Dritter oder mit Schutzwirkung zugunsten Dritter), irrespective of whether any payment under this Agreement is made to the Purchaser, the Company or a Subsidiary.

9.11 Threshold Test; Payments. In case the Purchaser asserts a Claim in a currency other than Euros, the procedures set forth in Section 4.1.3 shall be applied (including, without limitation, with respect to the calculation of their amounts in relation to the De Minimis Amount, the Threshold or the maximum liability under Section 9.6) as per the date the Purchaser submits the Claim Notice or, as the case may be, the notification of a Third Party Claim. Any payments by the Seller under this Agreement shall be made in Euros unless the Loss has occurred in another currency in which case the payment shall be made in this currency. Any payments made by the Seller to Purchaser hereunder including pursuant to Sections 7.1.8 and 10.2 shall constitute a reduction of the Purchase Price. Any payments received by the Seller according to Section 11 or 13 (e.g. Tax Refunds) shall constitute an increase of the Purchase Price paid to the Seller.

10.         Indemnities

10.1 Indemnities for Legal Proceedings. The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser's own and free discretion, any Group Company from and against all Losses (as defined in Section 10.5 below) incurred in connection with any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation existing on or arising prior to the Closing Date, set out in Disclosure Schedule 8.15.

10.2 Agency Agreements Indemnity. The Seller shall indemnify and hold harmless the Purchaser, Purchaser's Guarantor or, at the Purchaser's own and free discretion, any of the Group Companies from and against all Losses (as defined below in Section 10.5) incurred in connection with unlawful payments made (or offers, promises, authorizations or agreements to make), directly or indirectly, prior to the Closing Date to or by (i) persons engaged in the marketing, distribution or sale of products of the Group Companies (by way of "special commission" or otherwise) or (ii) any official or employee of a government (including officials and employees of any department, agency or instrumentality thereof, and officials and employees of companies that are government owned or controlled), political party, or international organization, or any candidate for political office, or similar person. Such Losses shall include those relating to matters disclosed in the Deloitte Report subject to Section 10.6. For the avoidance of doubt, such Losses shall (i) include, without limitation, (a) payments, fines and charges to be paid to governmental bodies or courts or losses suffered as a consequence of any order or decision in connection with such unlawful payments, (b) losses in connection with remedies of customers or third parties,
            (c) damage claims asserted in relation to such unlawful payments in connection with a breach of guarantee or other provisions of agreements by which Interests in former Affiliates were sold (in particular with respect to the disposal of Interests in DBT Maschinenfabrik Scharf GmbH and DBT Mineral Processing GmbH), (d) consequential damages, indirect damages and lost profits (with the exception of (ii) of this sentence), (e) payments required to be made in connection with the termination of any employee or agent of any Group Company, (f) fines, fees, costs and expenses

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                                       52


            resulting from or related to the restatement of any financial statements of any Group Company arising from the actions referred to above, (g) any costs, fines, fees or expenses (including without limitation legal and indemnification fees and expenses), whether criminal or civil, by any authorities arising from or related to such unlawful payments and (h) any and all attorneys fees related to the foregoing, (ii) exclude any damages suffered from the negative impact of such payments referred to in sentence 1 of this Section
            10.2 on reputation or the development of the share price of the Purchaser, Purchaser's Guarantor or any of their Affiliates.

10.3 Indemnity for Product Liability Claims. The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser's own and free discretion, any Group Company from and against all Losses (as defined in Section 10.5 below) incurred in connection with warranty claims, product liability claims, claims for late delivery or other liabilities arising under contracts by which products of the Group Companies were distributed, delivered or sold prior to the Closing Date or with respect to products sold which were assembled and ready for shipment prior to the Closing Date.

10.4 Indemnity for disposed-of Interest. The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser's own and free discretion, any Group Company from and against all Losses (as defined in Section 10.5 below) incurred in connection with any claims or other liabilities (including, without limitation, claims due to breach of guarantees and indemnification claims) arising out of or in connection with agreements on the sale or other disposal of Interests listed in Exhibit 10.4.

10.5 Limitations. Claims under this Section 10 shall be time-barred 7 years after the Closing Date except for Claims under Section 10.6 which shall be time-barred on June 30, 2011, and under Section 10.7 which shall be time-barred 24 months after the Closing Date. Section 9 shall apply with the exception of Sections 9.4.1, 9.4.2 second sentence, 9.5 and 9.7, provided that notification pursuant to
            Section 9.2 or 9.3 shall not be required with respect to circumstances disclosed in the Disclosure Schedules (which disclosures do not limit the Purchaser's rights under this Section
            10). For the purposes of this Section 10, "Loss" or "Losses" shall include consequential or indirect damages (Folgeschaden, mittelbare Schaden) and loss of profits (entgangener Gewinn). The limitations pursuant to Section 9.1, second last and last sentence, shall apply except for Losses to be indemnified under Section 10.2.

10.6 Site Indemnity; CBA Indemnity. The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser's own and free discretion, the Company or Deutsche Bergbau Service GmbH ("DBS") from and against all Losses (as defined in Section 10.5 above) up to a maximum amount of EUR 10 million

            (i) incurred due to compliance with the obligation to operate the sites in Lunen, Hamm and Wuppertal in accordance with Art. 4 first sentence of the Collective Bargaining Agreement (as defined and referred to in Section 15.2 hereof) to the extent such Losses had not been incurred absent such compliance, or
                  (ii) in connection with an integration of the Hamm operation into the Lunen site, provided that the determination whether and to what extent such Losses have been incurred shall be made by the Supervisory Board of the Company with binding effect for the Parties hereto, or

            (ii) resulting from a CBA Conflict. A "CBA Conflict" shall exist if and to the extent the Purchaser, the Company or DBS is prohibited, in whole or in part, from utilizing or receiving the full benefit of the rules set out in, and using the flexibility  allowed  for  under,  the  Collective  Bargaining
                  Agreement referred to in Section 15.2 because of the applicability or application of any other collective bargaining agreement, works agreement or similar agreement which is applicable individually to the Company or DBS (i.e., with the exception of Flachen- oder Manteltarifvertrage or similar agreements) (e.g., if upon exercise of the special termination right under the Collective Bargaining Agreement referred to in Section 15.2 workforce reductions or site closures in the Company or DBS were restricted because of the application of the existing "Zukunftsvereinbarung" for the Company dated April 20, 2005 entered into between the same parties that have concluded the Collective Bargaining Agreement).

10.7 Non Disclosure/Access to Information. Other than as required by applicable Regulation (including court order), between the Signing Date and the Closing Date, the Purchaser and Purchaser's Guarantor agree that they will not disclose any information contained in the Deloitte Report to any third party (other than any officer, director, manager or employee thereof or any agent thereof subject to duties of confidentiality), including government authorities and regulatory bodies, without the Seller's prior written consent which shall not unreasonably be withheld; provided Purchaser shall notify Seller of any such Regulation or court order with sufficient time to allow Seller to object to the production of the information. The Purchaser and the Seller agree that the Purchaser's failure to comply with this provision shall release Seller from any obligation to indemnify Purchaser for any Third Party Claim arising from the disclosed information, regardless whether such obligation arises from Section 10 of this Agreement or any other provision of this Agreement. Following the Closing Date, the Purchaser shall consult with and provide summaries to the Seller of communications, correspondence and meetings, including all oral communications, teleconferences or video-conferences and in-person meetings, with any federal, state or local criminal, civil or regulatory agency that relate to any inquiry, investigation, claim, or proceeding regarding the matters of the Deloitte Report, and Purchaser shall consult with Seller as to the advisability of allowing one (1) representative of the Seller to participate in (but not control) such communications and/or meetings. Purchaser and Seller agree to cooperate in good faith regarding any monetary settlement of a Third Party Claim hereunder, provided any such failure to agree on any such settlement shall not limit or mitigate Purchaser's rights under this Agreement (including Section 10.2). With respect to the preceding two sentences such obligations shall apply mutatis mutandis for the time period between the Signing Date and the Closing Date to the Seller.

10.8 Indemnity Unsecured Payment of Lunen Purchase Price. The Seller shall indemnify and hold harmless the Purchaser or, at the Purchaser's own and free discretion, the Company, from and against all Losses (as defined in Section 10.5 above) arising out of the Company paying the purchase price under the real estate purchase agreement pursuant to Section 7.1.1(xv) without the conditions set out in Part C, section II.2. lit. a) - c) of Exhibit 7.1.1(xv)(a) being fulfilled and the Company neither receiving title to the Lunen property in accordance with the terms of the real estate purchase agreement nor being refunded the purchase price paid under the real estate purchase agreement pursuant to Section 7.1.1(xv).

11.         Purchaser's Guarantees; Purchaser's Guarantor

11.1 Purchasers' Representations. Purchaser and Purchaser's Guarantor hereby guarantee (garantiert) by way of an independent guarantee (verschuldensunabhangiges Garantieversprechen) pursuant to Section 311 para. (1) BGB that the following statements are true and correct on the Signing Date and the Closing Date.

11.1.1 Status of Purchaser. Purchaser and Purchaser's Guarantor are duly incorporated and validly existing under the laws of their incorporation. The statements made in the Purchaser's Confirmation are true and correct. No insolvency or similar proceedings have been, or to the Purchaser's best knowledge been threatened to be, opened over the assets of the Purchaser or the Purchaser's Guarantor. Neither the Purchaser nor the Purchaser's Guarantor are either illiquid (zahlungsunfahig) or over-indebted (uberschuldet). This Agreement constitutes legal, valid and binding obligations of the Purchaser and the Purchaser's Guarantor enforceable in accordance with its terms.

11.1.2 Absence of Violations. Except for the merger control clearances pursuant to Sections 7.1.1(i) and 7.1.1(ii), the execution and delivery of and the performance by the Purchaser and the Purchaser's Guarantor of its respective obligations under this Agreement (i) is within the Purchaser's and the Purchaser's Guarantors, respectively, corporate powers, (ii) will not result in a breach of any provision of its respective articles of association or equivalent constitutional document, (iii) will not result in a breach of, or constitute a default under, any instrument to which the Purchaser or the Purchaser's Guarantor, respectively, is a party or by which the Purchaser or the Purchaser's Guarantor, respectively, is bound and which is material in the context of the transactions contemplated by this Agreement, (iv) does not require any approval by any governmental authority or any corporate or shareholder actions and
            (v) does not result in a breach of any Regulation by which the Purchaser or the Purchaser's Guarantor, respectively, is bound and which is material in the context of the transactions contemplated by this Agreement. Purchaser's Guarantor is not in violation of any of the provisions of such certificate of its incorporation or by-laws.

11.1.3 Execution and Delivery; Enforceability. Each of Purchaser and Purchaser's Guarantor has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors' rights generally and
            (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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                                       55


11.1.4      SEC Documents; Undisclosed Liabilities.

            Purchaser's Guarantor has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser's Guarantor with the United States Securities and Exchange Commission (the "SEC") since January 1, 2004 pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such documents and any other documents filed by Purchaser's Guarantor with the SEC, as have been amended since the time of their filing, the "SEC Documents"). As of its respective date, or if amended, as of the date of the last such amendment, each SEC Document, including the consolidated financial statements of the Purchaser's Guarantor and its consolidated subsidiaries (including, in each case, any related notes thereto) set forth therein (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

11.1.5 Financing Commitments. The Purchaser has sufficient immediately available funds or binding (equity and/or debt) financing commitments, subject to customary conditions in such commitments, to enable it to pay the Purchase Price. True and complete copies of all such financing commitments have been delivered to the Seller on the Signing Date.

11.1.6 Purchase for Investment and Continuation of Business. Purchaser is purchasing the sold Shares in its own name and for investment for its own account, as per the Signing Date until the Forward Purchase Closing Date, and not with a view to any sale or distribution thereof or any portion thereof, and Purchaser currently intends to continue the operation of the business of the Group Companies in the future, to the extent commercially practicable and reasonable.

11.1.7 Private Placement. The Purchaser (a) is able to bear the economic risk of losing its entire investment in the Shares, and (b) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits of this investment. The Purchaser acknowledges that it is acquiring the Shares for its own account, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable securities law, and the Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision, or fractionalization of the Shares. The Purchaser acknowledges and agrees that, based in part upon its guarantees contained herein and in reliance upon applicable exemptions, the sale of the Shares will not as of the Closing Date be registered under the Securities Act or the securities laws of any jurisdiction and that accordingly, the Shares may not be offered for sale, sold, or otherwise transferred in whole or in part, except in compliance with all applicable laws, including securities laws.

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                                       56


11.2 Remedies. In the event of any breach or non-fulfillment of any guarantee set forth in Sections 11.1.1 through Section 11.1.7, Purchaser shall put the Seller into the position that the Seller would have been in if the breach had not occurred or the guarantee had been fulfilled (Naturalrestitution). If and to the extent the Purchaser has not cured the breach or has not fulfilled the guarantee within a period of two months after receipt of a request from the Seller to do so, the Purchaser shall pay to the Seller the amount of all Losses which the Seller have incurred or suffered as a result of the breach or non-fulfillment of the guarantee by the Purchaser. Claims shall be time barred after the fifth anniversary of the Closing Date.

11.3 Purchaser's Guarantor. Purchaser's Guarantor herewith irrevocably and unconditionally guarantees within the meaning of a guarantee pursuant to Section 311 para. (1) BGB that Purchaser will fulfill its obligations under this Agreement and under the articles of association of the Purchaser (the "Purchaser's Obligations") and that Bucyrus Holdings GmbH will fulfill its obligations under the Forward Purchase Agreement and the Shareholders' Agreement. The guarantee set forth in this Section 11.3 is a continuing guarantee and shall remain in force and effect until the Purchaser has performed and discharged all of the Purchaser's Obligations and Bucyrus Holdings GmbH has performed and discharged all of its obligations under the Forward Purchase Agreement and the Shareholders' Agreement. Such guarantee shall be for the benefit of HT within the meaning of Section 328 BGB (echter Vertrag zugunsten Dritter) to the extent it relates to the obligations of Bucyrus Holdings GmbH under the Forward Purchase Agreement and the Shareholders' Agreement and to the obligations of the Purchaser under the articles of association of the Purchaser.

12.         Environmental Indemnifications

12.1 Definitions. The following terms as used in this Section 12 have the following meaning:

            "Enforceable Administrative Notice": An administrative notice is considered to be enforceable in the event that (i) no objection against it has been filed, or (ii) any objection which has been filed against it will be without a suspensive effect. The Purchaser may decide not to file an objection after it has obtained the prior written consent by the Seller which may not be unreasonably withheld.

            "Environmental Contamination" means any pollutants, contaminants or other Hazardous Materials (as defined below) that are existing in the soil air, on or in the soil, sediments, groundwater, surface water or structures, provided that the hazardous substances contained in structures are respirable and may be harmful to human health, on the Closing Date and which are regulated by, or may result in liability under, any Environmental Law (as defined below) applicable at the location of the relevant property.

            "Environmental Law(s)" means - irrespective of any transitional period - any laws, ordinances, regulations, European directives, common laws where applicable, orders, administrative notices, decisions, judgments, binding administrative provisions, agreements, binding land-use planning or zoning regulations or other binding

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                                       57


            governmental regulations relating to or imposing liability or duties for the protection of the environment, including, but not limited to, human beings and the human health and safety, the occupational health and safety, the preservation or reclamation of natural resources, of natural resources damages, the management (including, but not limited to, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, arrangement of disposal, cleanup, treatment or release) of Hazardous Materials and waste, in each case to the extent applicable to the Group Companies as in effect in the relevant jurisdiction on the Closing Date, or - though promulgated after the Closing Date - to the extent not imposing new or more onerous obligations.

            "Environmental  Loss"  means  in the  case  of a claim  pursuant  to
            Section 12.2 any Loss as defined in Section 9.1, and in the case of a claim pursuant to Section 12.3 any Loss as defined in Section 10.5, in each case arising from any Environmental Matter (as defined below).

            "Environmental Matter(s)" means any matter relating to Environmental Contamination caused by any of the Group Companies before or on the Closing Date, or to an Environmental Contamination which is, on the Closing Date, existing on or emanating from or to any property owned, leased or operated by the Group Companies on the Closing Date or having been owned, leased, possessed or operated before the Closing Date, or any non-compliance arising under applicable Environmental Laws existing on the Closing Date.

            "Environmental Permit" means any governmental permit, authorization or license which is required by the Group Companies for their operations as currently conducted under any applicable Environmental Law.

            "Hazardous  Materials"  means  dangerous  substances  as  defined in
            Article 2 paragraph (1) and (2) of the European Community Council Directive 67 / 548 EEC, as amended until the Closing Date or any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable Environmental Laws, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) regulated pursuant to any Environmental Laws.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

            "Specific Environmental Matter" means any identified Environmental Matter for which reasonable indications exist that legal requirements under Environmental Laws could occur, such as, but not limited to the exceedance of relevant legal limit values.

12.2        Environmental Guarantees. Except as disclosed in Disclosure Schedule
            12.2 the Seller guarantees in the form of an independent guarantee (as further set forth in the introduction to Section 8) that,

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                                       58


12.2.1 The Businesses of the Group Companies on the sites owned, leased, possessed or operated by the Group Companies on the Closing Date are and have been conducted in compliance with material Environmental Law.

12.2.2 The Group Companies have no material liability related to or arising from any employees or any other person's exposure to Hazardous Materials, including, without limitation, asbestos and manganese or claims related to silicosis, and the Group Companies are not aware of any threatened claims related to such exposure or claims.

12.2.3 To the Seller's Knowledge there has not been and is no Release of any Hazardous Materials existing on, beneath or from the surface, subsurface or groundwater associated with any real property currently or formerly owned, leased or operated by any Group Company whereby any Group Company has or could have liability arising under Environmental Laws;

12.2.4 No Group Company has received any written notice or order from any governmental authority, and no administrative or governmental action, suit, investigation or proceeding is pending or has been asserted in writing against any Group Company which alleges a material violation of any Environmental Law; and

12.2.5 Except as disclosed in Disclosure Schedule 12.2.5 each Group Company has obtained all Environmental Permits required for its operations as presently conducted and, to the extent that on or after the Closing Date a Third Party could raise a claim, is and has been in all material respects in compliance with the terms of such permits and all administrative contracts entered into with governmental authorities as of the Closing Date, and none of the Group Companies has received any written notice from any competent governmental authority that such authority intends to cancel or revoke or alter any Environmental Permit.

12.2.6      Section  8.19  and  8.21  shall  apply  to  Environmental   Matters,
            Environmental Law and Environmental Permits and the guarantees contained in this Section 12.2 mutatis mutandis.

12.2.7 In the event that any of the statements made in Section 12.2 is incorrect, Section 9.1 shall apply mutatis mutandis.

12.3        Environmental Indemnity. Subject to the provisions contained in this
            Section 12, the Seller shall indemnify and hold harmless the Purchaser, or at the Purchaser's free and own discretion, any of the Group Companies from any Environmental Losses of the Purchaser or the Group Companies which result from (i) an Enforceable Administrative Notice issued due to an Environmental Matter, (ii) a public law agreement entered into, with consent of the Seller, due to an Environmental Matter, (iii) a third party claim arising under an Environmental Law related to any Environmental Matter and (iv) remediation or investigation activities carried out due to the suspicion of a potential imminent danger to public health or safety,
            (v) remediation or investigation which has been agreed to by the Seller or (vi) activities

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                                       59


            related to an Environmental Matter legally required to comply with and to avoid liability under Environmental Laws (collectively the "Environmental Claims").

12.4 Exclusion of Seller's Liability. The Seller shall not be liable for any Environmental Loss pursuant to Sections 12.2 or 12.3 to the extent that:

12.4.1 In case of Section 12.2: Section 9.4 applies mutatis mutandis; and in case of Section 12.3 Sections 9.4.2, 9.4.3 and 9.4.4 apply mutatis mutandis; or

12.4.2      (i)  the  use of or  the  operations  conducted  at a  property  are materially changed so that an industrial use or activities reasonably related thereto is no longer pursued, or (ii) the Purchaser or any of the Group Companies solicit, trigger or otherwise actively cause, directly or indirectly any environmental examination by any governmental authorities, unless these activities are required under Environmental Law or by an Enforceable Administrative Notice, or there is a valid business reason other than merely or predominantly to trigger a liability of Seller or the Group Companies under Section 12.2 or 12.3, or (iii) the Purchaser or any of the Group Companies conduct any kind of investigation, audit, survey or similar examination of the soil, ground water or other environmental conditions of the premises of any Group Company, apart from the review of pertinent documentation and the conduct of interviews and the mere visual inspection of the surface of the soil without any kind of drilling or opening of the soil, unless being required to do so under Environmental Law or by an Enforceable Administrative Notice, or there is a valid business reason other than merely or predominantly to trigger a liability of the Seller or any of the Group Companies under Section 12.2 or 12.3, and in each case mentioned under (i) to (iii) this has resulted after the Closing Date in, or increased, the Environmental Loss that Seller is obligated to pay anyhow; always and in each case mentioned under (i) to (iii) provided that the Seller's liability shall not so be limited, if Environmental Matters occur or are identified in connection with expansion, construction, repair, maintenance or replacement activities undertaken by the Purchaser or by the relevant Group Company after the Closing Date which do not fall within the scope of (i) and the Environmental Loss claimed by the Purchaser results from obligations of the Purchaser or the Group Companies under Environmental Laws or an Enforceable Administrative Notice; further provided that if an intended expansion or construction activity can reasonably be expected to lead to a liability of the Seller under Section 12.2 or 12.3, the Purchaser will, and will use reasonable efforts to cause the relevant Group Company to, consider, after good faith discussions with Seller, available alternative options being less burdensome for the Seller, to the extent the same are feasible and commercially reasonable.

12.5        Limitations.

12.5.1 De Minimis and Threshold. Section 9.5 shall also apply to Environmental Losses, and the same shall be applied against the Threshold pursuant to Section 9.5, provided, however, that the Seller shall only be liable for claims pursuant to Section 12.2 and
            12.3 if the actual  individual  Claim  exceeds EUR 50,000 (in words:
            Euro fifty thousand) (the "Environmental De Minimis").

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                                       60


12.5.2      Section 12.5.1 does not apply to claims pursuant to Section 12.2 and
            12.3 to the extent the Environmental Loss incurred and suffered by the Purchaser or the Group Companies relates to the sites Germiston, South Africa, Wuppertal, Bornberg 97, Germany and Argenton, Australia.

12.5.3      Maximum  Liability.  Section 9.6 shall apply to claims under Section
            12.2 and Section 12.3.

12.5.4 Sliding Scale and Pro rata Principle. Seller's obligations pursuant to Section 12.3 shall, depending on the year after the Closing Date in which any facts relating to a Specific Environmental Matter are notified by the Purchaser or any of the Group Companies pursuant to
            Section 12.6, be limited to the following percentages of such Environmental Loss :

            Year after Closing Date                      Percentage
                             1st                             95%
                             2nd                             95%
                             3rd                             90%
                             4th                             80%
                             5th                             70%
                             6th                             60%
                             7th                             50%
                             8th                             40%
                             9th                             30%
                            10th                             20%
                            11th                             10%
                            12th                              5%

            Provided, however, that in respect of any Environmental Loss notified the Environmental Losses against which indemnification is sought must actually have been suffered or incurred by the Purchaser or the Group Companies, it being understood that the Seller shall not be obliged to indemnify and hold harmless the Purchaser or the Group Companies from and against any Environmental Loss suffered after the 12th anniversary of the Closing Date. The percentage applicable to an Environmental Loss shall be determined on the basis of the year in which a notification of such a Specific Environmental Matter has been made pursuant to Section 12.6. In addition, with respect to any Environmental Loss of Group Companies which are not directly or indirectly wholly owned by the Seller, any claim of Purchaser under Section 12.2 and 12.3 shall be pro-rated according to the direct or indirect Interest of the Seller in such Group Company.

12.5.5 Limitation Period Any claims of the Purchaser under Section 12.2 shall be time-barred 30 (thirty) months after the Closing Date. Any claims of the Purchaser under Section 12.3 shall be time-barred 12 (twelve) years after the Closing Date. Section 9.8 shall apply mutatis mutandis.

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                                       61


12.6 Indemnification Procedures. If the Purchaser or any of the Group Companies becomes aware of any facts which may give rise to an indemnification claim with respect to any Environmental Matter, the Purchaser shall promptly, but in no event later than within 20 Business Days, inform the Seller thereof in accordance with Section
            9.2 and Section 9.3, provided, however, that the failure or delay of the Purchaser to provide any such written notice shall not limit the Purchaser's right to recover Losses except to the extent such failure or delay is prejudicial to the defense of such Third Party Claim. Section 9.2 shall apply mutatis mutandis. Section 9.3 shall apply to the defense against any actions, claims, demands or proceedings asserted or announced by any Third Party (including any governmental authority). In addition, (i) the Seller shall on its own costs be entitled to retain any environmental experts and consultants other than those retained by the Group Companies in connection with any such Environmental Matter and (ii) the Purchaser shall give the Seller and any environmental expert retained by the Seller the opportunity to investigate any property owned or occupied by the Purchaser or any Group Company (including the taking of soil samples) during ordinary business hours after reasonable notification. Provided, however, such investigation does not unreasonably interfere with the operation of any property and Seller indemnifies Purchaser for any damage or injury by Seller's investigation, and, Purchaser has the legal authority to allow such investigation on Property it does not own, and provided further, that any remedial action shall be controlled by the Purchaser or the relevant Group Company. The Purchaser shall assure that the relevant Group Company will comply with the terms and conditions of any existing agreements as set forth in Disclosure Schedule 12.6 between any entities of the Seller's Group and the Group Companies relating to the clean-up, indemnification procedures or cooperation in connection with any Environmental Matter.

12.7        Additional Rights and Remedies.

12.7.1 The Parties agree that the responsibility of the Seller, the Purchaser and the Group Companies with respect to Environmental Matters shall be exclusively governed by this Agreement and that, except for the Purchaser's or any of the Group Company's claims expressly set forth in this Section 12, no Environmental Matters shall give rise to any claims by the Purchaser or any Group Company against any member of the Seller's Group based on whatever legal reason. Any claims pursuant to Section 24 para. (2) BBodSchG (Bundes-Bodenschutzgesetz) and any similar statutory claims under the laws of any other jurisdiction relating to any Environmental Matter shall be excluded

12.7.2 The Purchaser shall indemnify and hold harmless the Seller and its legal successors subject to a maximum limitation period of 12 years from the Closing Date, from any liability, all costs and expenses and all other damages and losses related to any Environmental Matter with respect to the Group Companies, their business and the properties and assets owned or used by it at any time, except and to the extent that the Seller is required to indemnify the Purchaser with respect to the relevant Environmental Matter pursuant to this
            Section 12. Sections 12.1, 12.3 and 12.6 shall apply mutatis mutandis.

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                                       62


12.7.3 The Purchaser or the Group Companies shall rebate any amount paid by the Seller pursuant to Section 12.3 (i) in the event the administrative notice is revoked by the authorities or overruled by a court decision after the Seller has indemnified or held harmless the Purchaser or the relevant Group Company, in each case to the extent the Seller is not otherwise obligated to pay the Environmental Loss suffered by the Purchaser or the Group Companies and to the extent the Environmental Loss is recovered by the Purchaser or the Group Companies. Seller's claim to rebate shall be time-barred 1 (one) year after the administrative notice has become legally binding, been revoked by the authorities or has been overruled by a legally binding court decision.

12.7.4      Section 9.8 shall apply mutatis mutandis.

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                                       63


13.         Taxes

13.1        General Provisions.

13.1.1 Definitions. The following terms, as used in this Section 13, have the following meanings:

            "Indemnifiable Tax" means any Tax validly imposed on any of the Group Companies by any Tax Authority;

            "Straddle Tax Period" means, with respect to any Group Company, any period with respect to which Taxes are or may be assessed that begins on or before the Closing Date and ends after the Closing Date;

            "Post-Closing  Date Tax  Period"  means,  with  respect to any Group
            Company, any period with respect to which Taxes are or may be assessed that begins after the Closing Date;

            "Pre-Closing Date Tax Period" means, with respect to any Group Company, any period with respect to which Taxes are or may be assessed that ends on or before the Closing Date;

            "Tax Refund" means any repayment of any Tax received by any Group Company and any claim for repayment of any Tax assessed in favor of any Group Company by a Tax Authority;

            "Tax Return" means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto;

            "Tax Saving" means the net present value (calculated on a basis of a discount rate of 5 %) of any decrease of any assessed Tax, including any increase of loss carry forwards, any depreciable, amortizable or accruable item or amount relevant for the assessment of any present or future Tax, or any corporation tax credit (Korperschaftsteuerguthaben within the meaning of Section 37 KStG or similar tax credits under the tax laws of any other jurisdiction), in each case regardless of whether any such decrease, credit or other item or amount is attributable to the Purchaser, or the relevant Group Company or any of the Affiliates of the Purchaser other than the Group Companies;

            "Tax Authority" means any competent governmental authority in charge of imposing any Tax.

            For the avoidance of doubt, any loss carry forwards for corporate income tax or trade tax purposes and their validity and usability shall not be part of, and shall be exempt from this Section 13.

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13.1.2      Allocations in Respect of Straddle Tax Periods. For purposes of this
            Section 13:

            Any reference to an amount of income or loss attributable to the pre-Closing portion of a Straddle Tax Period means the amount of income or loss actually earned or incurred during the portion of such Straddle Tax Period ending on the Closing Date, determined on the basis of a closing of the books of the affected Group Company as of the close of business on the Closing Date;

            Any reference to an amount of income or loss attributable to the post-Closing portion of a Straddle Tax Period means the total amount of income or loss earned or incurred during that Straddle Tax Period, minus the amount of income or loss attributable to the pre-Closing portion of that Straddle Tax Period under the rules of this Section 13.1.2;

            Any reference to an amount of Indemnifiable Tax attributable to the pre-Closing or post-Closing portion of a Straddle Tax Period means the Indemnifiable Tax that would have been payable with respect to the income attributable to that portion of the Straddle Tax Period, determined as if such portion were a separate period for the assessment of such Indemnifiable Tax; and

            Any reference to an amount of credit attributable to the pre-Closing or post-Closing portion of a Straddle Tax Period means the amount of credit that would have been allowable with respect to that portion of the Straddle Tax Period, determined as if such portion were a separate period for the assessment of any relevant Tax and the income or loss for such period, and the Indemnifiable Tax payable with respect to such period, were the income or loss and Indemnifiable Tax attributable to that portion of the Straddle Tax Period under the rules of this Section 13.1.2.

            For the avoidance of doubt, the amount of income or loss attributable to a pre-Closing or post-Closing portion of a Straddle Tax Period is determined strictly on a closing-of-the-books basis, and is not limited by the existence or amount of overall income or loss earned or incurred by the relevant Group Company for the entire Straddle Tax Period.

13.2 Tax Guarantee. The Seller guarantees to the Purchaser in the form of independent guarantees (as further set forth in the introduction to Section 8) that, as of the date hereof, except as otherwise disclosed in accordance with Section 9.4.1,

13.2.1 all Tax Returns required to be filed with any Tax Authority on or prior to the date hereof with respect to any Pre-Closing Date Tax Period by or on behalf of the Seller or the Group Companies have been filed on a timely basis taking into account any permitted extension;

13.2.2 the Seller and the Companies have timely paid (if required by applicable law) all Taxes shown as payable by them (i) on any valid and enforceable Tax assessment notice issued by any Tax Authority other than Taxes contested in good faith that are listed and described in Disclosure Schedule 13.2.2 or (ii) on any Tax Return filed by them with any Tax Authority; and

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13.2.3      neither  the Seller nor any  Company is involved in any Tax audit or investigation (other than regular Tax audits in the Ordinary Course of business, such as the routine Betriebsprufungen in Germany) as of the Signing Date. Between the Signing Date and the Closing Date the Seller will notify without undue delay the Purchaser of any audit with respect to a Group Company taking place or being announced after the Signing Date.

13.3        Preparation of Tax Returns and Payment of Tax.

13.3.1 In the period between the date hereof and the Closing Date, the Seller shall prepare and file, and cause the Group Companies to prepare and file, all Tax Returns required to be filed on an individual or consolidated basis by or on behalf of any of them on or before the Closing Date and shall timely pay, or cause to be timely paid, all Taxes payable under such Tax Returns.

13.3.2 After the Closing Date, the Purchaser shall prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed on an individual or consolidated basis by or on behalf of the Purchaser or the Group Companies that need not be prepared or filed by the Seller, provided, however, that any Tax Returns relating in whole or in part to any Pre-Closing Date Tax Period or Straddle Tax Period shall be subject to the review and prior written consent of the Seller. The Purchaser shall ensure that any Tax Returns to be reviewed and approved by the Seller will be furnished to the Seller not later than 30 days prior to the due date of the relevant Tax Return and that all Taxes payable under such Tax Returns shall be timely paid. The Seller shall be deemed to have given its consent to any Tax Return timely furnished to it for its review if it had failed to review such Tax Return and to provide its comments to the Purchaser or the relevant Group Company within two weeks following the receipt (Zugang) thereof.

13.3.3 With respect to the VAT tax integration (umsatzsteuerliche Organschaft) between the Company and the Seller, the Purchaser shall procure that the Seller will promptly receive invoices (in accordance with Section 14 UStG for any deliveries and services provided, but not yet invoiced, to the Company prior to the Closing Date. Any VAT reimbursement claims (Vorsteuererstattungsanspruche) in connection with such deliveries and services, including any subsequent corrections thereof, shall be for the account of the Seller or the respective shareholder of the Seller (in accordance with applicable law). Any VAT (Umsatzsteuerzahllast - equal to the balance between VAT owed to the tax authorities and deductible VAT) payable by the Seller (or by the relevant shareholder of the Seller as a result of the VAT tax integration) with respect to the relevant calendar months preceding the Closing Date shall be borne by the Seller. The Purchaser shall promptly notify the Seller of any matter relevant in connection with this Section 13.3.3.

13.4 Tax Covenants of Purchaser. The Purchaser shall indemnify and hold harmless the Seller with respect to any Taxes imposed on the Seller, and shall forego any indemnification under Section 13.6 with respect to Taxes imposed on the Group Companies, to the extent such Taxes would not have been imposed but for any action

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                                       66


            taken by the Purchaser or any of the Group Companies after the Closing Date (including any change in the exercise of any Tax election right, the amendment of any Tax Return other than as a result (Folgewirkung) of a tax audit, the termination of any control or profit transfer agreement or tax consolidation scheme, the implementation of any acquisition structure in connection with this Agreement or the approval or implementation of any restructuring).

13.5 Tax Refunds. In the event that the Purchaser or any Group Company receives a Tax Refund after the Closing Date, the Purchaser shall pay to the Seller as an additional portion of the Purchase Price the aggregate portions of such Tax Refund that are (i) received in respect of Taxes paid for any Pre-Closing Date Tax Period or (ii) received in respect of Taxes paid for any Straddle Tax Period and attributable to the pre-Closing portion of that Straddle Tax Period. The Purchaser shall promptly notify the Seller in writing of the receipt of the Tax Refund or the relevant decision by the Tax Authority. Any amount payable to the Seller pursuant to this Section
            13.5 shall be due and payable within fifteen Business Days after the Tax Refund has been received by the Purchaser or the relevant Group Company. Notwithstanding the foregoing, the Purchaser shall not be required to make any payment to Seller in respect of a Tax Refund to the extent (i) the Tax Refund was reflected as a receivable or other asset in the Stand-Alone Financial Statements, (ii) the Tax Refund is in respect of Taxes paid by the Purchaser or a Group Company after the Closing Date that have not been reimbursed by Seller pursuant to Section 13.6, (iii) the Tax Refund is attributable to the carryback of a loss or credit realized in respect of a Post-Closing Effective Date Tax Period, or (iv) the Tax Refund is attributable to the portion of a carryback of a loss or credit realized in respect of a Straddle Tax Period that is attributable to the pre-Closing portion of the Straddle Tax Period.

13.6        Tax Indemnification.

13.6.1      Subject  to the  provisions  contained  in  this  Section  13 and in
            Section 9.4.4 and 9.10, the Seller shall pay to the Purchaser an amount equal to (i) any liability for Taxes incurred by any Group Company arising from a breach of a Tax representation contained in
            Section 13.2, (ii) any Indemnifiable Tax payable by any Group Company with respect to any Pre-Closing Date Tax Period, (iii) an amount equal to any Indemnifiable Tax attributable to the pre-Closing portion of any Straddle Tax Period and (iv) any liability for real estate transfer tax incurred by any Group Company or the Purchaser and attributable to transactions taking place on or before the Closing Date (including the execution of this Agreement) relating to or affecting the Lunen property ((i), (ii),(iii) and
            (iv) each referred to herein as a "Tax Loss"). Such indemnification obligation of Seller shall be reduced by the amount of any Tax Saving related to the relevant breach or Indemnifiable Tax. However, such indemnification obligation of Seller shall be determined without regard to any reduction of Tax resulting from (i) a carryback of a loss or credit from a Post-Closing Date Tax Period or
            (ii) the portion of any carryback or a loss or credit from a Straddle Tax Period that is attributable to the post-Closing portion of the Straddle Tax Period, and the amount of any Tax or
            Indemnifiable Tax payable or deemed payable by any Group Company shall be deemed, for purposes of this Section 13.6, to be the amount

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                                       67


            of such Tax or Indemnifiable Tax that would have been payable in the absence of such carryback of a loss or credit.

13.6.2 The Seller shall not be liable for any Tax Loss that would not have been incurred but for the Purchaser's breach of any Tax Covenant set out in Section 13.4 (without prejudice to any other rights of Seller arising from the breach).

13.7 Limitation Period. Any claims of the Seller and the Purchaser under this Section 13 shall be time-barred upon expiration of the earlier of (i) a limitation period of three months after the non-appealable binding assessment (e.g. bestandskraftige Festsetzung) of the relevant Tax or (ii) the regular statutory limitation period for the relevant Tax. Section 9.8 shall apply accordingly. Notwithstanding the above, the Seller's rights under Section 13.4 and Section 13.5 shall be subject to the applicable statutory limitation period.

13.8        Indemnification Procedures.

13.8.1 If, after the Closing, any Tax Authority informs the Purchaser or any of the Group Companies of a proposed audit, assessment, dispute or other circumstance relating to any Tax with respect to which the Seller may incur any liability under this Agreement, the Purchaser shall notify the Seller of such matter. The Purchaser's notice shall be given within ten Business Days after the Purchaser or the relevant Group Company has received the relevant information from the Tax Authority, or at any earlier date if required to enable the Seller to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy.

13.8.2      The Purchaser  agrees,  and shall cause the relevant  Group Company,
            (i) to give the Seller the opportunity to participate in any audits, disputes, administrative, judicial or other proceedings related to any Tax for any Pre-Closing Date Tax Period or Straddle Tax Period that could give rise to a Seller indemnification obligation under
            Section 13.6, (ii) upon the Seller's request, to challenge and litigate any Tax assessment or other decision of any Tax Authority related to such Tax, provided that Seller shall bear all internal and external costs of Purchaser and any Group Company with respect to such challenge and litigation and (iii) to comply with reasonable instructions given by the Seller in relation to the conduct of the proceedings referred in (i) and (ii) above. This shall include, without limitation, the Seller's right to determine whether or not any Company will participate in any Tax amnesty with respect to any Indemnifiable Tax. In all other respects, Sections 9.3 shall apply to the defense against any assessments or proceedings related to any Tax for any Pre-Closing Date Tax Period or Straddle Tax Period.

13.9 Cooperation on Tax Matters. Subject to the Parties' obligations pursuant to the other provisions of this Section 13, the Parties shall fully cooperate, and shall cause their representatives to fully cooperate, at their own cost, with each other in connection with all Tax matters relating to any Pre-Closing Date Tax Period, including the preparation and filing of any Tax Return or the conducting of any audit, investigation, dispute or appeal or any other communication with any Tax Authority. Cooperation

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                                       68


            between the Parties shall include (but shall not be limited to) the providing and making available by the Purchaser, of all books, records and information, the assistance of all officers and employees of the Group Companies and the making available by the Purchaser or the Group Companies of any premises for the purpose of any Tax audit of the Seller, to the extent necessary or useful in connection with such Tax matters. The Parties shall further make available to any Tax Authority, to the extent required by law or requested by any Tax Authority, all information, records and documents relating to Tax liabilities or potential Tax liabilities for all periods prior to or on the Closing Date, including the Tax treatment and Tax structure of the transactions contemplated hereby, and all materials of any kind (including opinions or other Tax
            Analysis) that are provided to the Parties relating thereto, and shall preserve all relevant information, records and documents until the expiration of any applicable statute of limitations or extension thereof. The furnishing by the Purchaser or any Group Company to any Tax Authority of any information related to the Group Companies in connection with any Tax audit shall require the prior written consent of the Seller, which shall not be unreasonably withheld.

13.10 With effect of December 31, 2006 all tax allocation agreements shall be terminated. After December 31, 2006 no tax allocation charges (Steuerumlagen) will be made between Seller and the Company unless provided for in the Company 2006 Financial Statements. The Parties indemnify each other against any such payments.

14.         Profit and Loss Transfer Agreement; Guarantees; Derivative Contracts

14.1        Profit  and Loss  Transfer  Agreement.  The  Parties  agree that the
            Profit and Loss Transfer Agreement between the Seller and the Company will be terminated on and with effect as of December 31, 2006, 24.00 hours. The Company shall transfer to the Seller any profit and the Seller shall compensate the Company for any loss, in each case generated in the period commenced on January 1, 2006 and ending on December 31, 2006 as shown in the individual financial statements of the Company as of December 31, 2006, prepared in accordance with German GAAP (HGB) (the "Company 2006 Financial Statements") in accordance with the terms and conditions of such agreement. The Parties agree that the Seller shall prepare the Company 2006 Financial Statements. To the extent the Company 2006 Financial Statements show an obligation to transfer profits to the Seller, such transfer shall be made by the Company prior to the Closing Date; to the extent the Company 2006 Financial Statements show an obligation to compensate a loss, such loss shall be compensated by Seller to the Company prior to the Closing Date.

14.2 Indemnification. The Parties agree and shall procure that upon payment of the profit transfer or loss compensation in accordance with Section 14.1, all rights and obligations between the Seller and the Company related to any profit and loss transfer shall be finally settled and that the Company's financial statements as of any previous financial year end shall not be challenged by the Parties or by or on behalf of the Company after the Closing Date. However, this shall not prevent management of the Company to claim payments from the Seller, or the Seller to claim payments from the Company, in each case if and to the extent this would be required by law. Subject to the Closing, the Purchaser shall indemnify and hold harmless the Seller from any

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                                       69


            obligation to compensate the Company for any loss (Sec. 302 AktG) in excess of the loss shown in the Company's financial statements as of any previous financial year end, or to return profits distributed in excess of the amounts which would have been permitted to be distributed had the underlying financial statements of the Company been correct. This indemnity shall be in force and effect only as long as the Purchaser or Purchaser's Guarantor or any of its Affiliates have control over the Company. Seller shall indemnify and hold harmless the Purchaser if under the Profit and Loss Transfer Agreement the Company is obligated to pay to Seller an amount which is higher than the amount shown in the Company financial statements as of any previous financial year end.

14.3        Guarantees.  With  effect  as of the  Closing  Date and  subject  to
            Closing occurring, the Purchaser hereby assumes (i) all the obligations and liabilities relating to any guarantees, surety for payment, performance bonds, comfort letters and other security interests of any kind (including those for old-age partial retirement (Altersteilzeit) and customs) which the Seller's Group, or any Third Party on behalf of any member of the Seller's Group, has provided or will provide prior to the Closing Date, including those which are listed in Exhibit 14.3 (a), in favor of, or on behalf of, any Group Company to banks, other financial institutions, suppliers, customers or other Third Parties (the "Seller's Guarantees") and (ii) shall indemnify and hold harmless the relevant members of the Seller's Group from any obligations and liabilities arising under or in connection with the Seller's Guarantees. The Purchaser shall further, prior to or on the Closing Date, to the extent that the relevant members of the Seller's Group are not released from any Seller's Guarantees other than those from which the Seller and its Affiliates have been released in accordance with this Section or such release is not evidenced, prior to or on the Closing Date, by documents reasonably acceptable to the Seller, without the Seller having waived the fulfillment of such obligation, provide an unconditional and irrevocable bank guarantee issued by a first class (A rated) European or US bank of international standing and payable upon first demand, in form and substance reasonably acceptable to the Seller (the "Purchaser's Bank Guarantee"), for each of the relevant Seller's Guarantees in an amount equal to the aggregate (actual or contingent) liability of the Seller's Group under such Seller's Guarantees as notified to the Purchaser by the Seller no later than five Business Days prior to the Closing Date.

14.4 Derivative Contracts. With effect as of the Closing Date and subject to Closing occurring the Purchaser hereby assumes, and shall indemnify and hold harmless the members of the Seller's Group from, any and all obligations and liabilities that exist or may arise for the Seller's Group and that relate to the derivative, option, forward and hedge agreements and similar instruments which have been entered into in connection with the business operations of the Group Companies until the Closing Date (including the creation of any security or fulfillment of any payment obligations) set forth in
            Exhibit 14.4. The foreign exchange contracts executed by companies of RAG Aktiengesellschaft Affiliates on behalf of the Company or Group Companies, which will become due after Closing, shall not be transferred to the Company, but will be held by the Seller until maturity. Seller will reimburse the owed amounts according to such foreign exchange contracts with value of the due date according to instructions by the Company, as the case may be. Purchaser will instruct the Company to pay the

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            owed amounts  pursuant to the  sentence  above with effect as of the same date according to an avis prepared by Seller.

14.5 Repayment of LoC. The Purchaser shall procure that the Group Companies shall pay to Seller all amounts received from customers of Group Companies within 24 months after the Closing Date which are repayments of amounts paid by the Group Companies on the basis of letter of credits which have been called by the beneficiaries, but not paid on the Closing Date and to the extent such amount has been deducted in the Closing Net Debt Cash calculation in accordance with the terms in Section 4.

15.         Covenants

15.1 Conduct of Business prior to Closing. Except as contemplated by and in accordance with the terms of this Agreement, Seller shall in the period between the Signing Date and the Closing Date

15.1.1 not resolve or permit any of the actions referred to in Section 8.16(i) with the exception of (i) payment of the amount due under the Profit and Loss Transfer Agreement as provided for in Section
            14.1 and (ii) any payment of dividends or declaration of dividends by any Group Company to the Company relating to the period ending prior to or on December 31, 2006;

15.1.2 instruct the Company (i) to conduct its business, and to cause the Company's Subsidiaries to conduct their businesses in the Ordinary Course (including, without limitation, the satisfaction of payables in accordance with past practice) and in accordance with legal and regulatory requirements (including regulations) and to maintain current governmental authorizations and licenses, and (ii) not to, or not to agree to, terminate, cancel, amend or otherwise adversely change the Material Agreements or to enter into an agreement that would qualify as a Material Agreement or to amend the articles of association of the Group Companies and (iii) not to take or permit any Group Company to take any of the actions set forth in Sections 8.16(ii) to 8.16(vii), and 8.16(xi) to 8.16(xiii) without the prior written consent of the Purchaser;

15.1.3 cause the Group Companies to use reasonable efforts to preserve the current assets and business organization of the Group Companies, to make the capital expenditures in an amount equal to 15 % to 30 % of the annual budget for 2007, over the period between the Signing Date and the Closing Date assuming that such period will not be longer than 3 months, and to issue performance and related bonds in accordance with past practice;

15.1.4 procure that the actions listed in Exhibit 15.1.4 hereto relating to the Group Companies shall not be taken without the Purchaser's prior written consent which shall not be unreasonably withheld;

15.1.5 consult, and will cause each of the Group Companies to consult, as far as legally permissible, during normal business hours and on reasonable notice with such

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                                       71


            representatives and advisers as the Purchaser may designate with respect to operational, legal, regulatory or financial matters of a material nature concerning any of the Group Companies; and

15.1.6 procure that the currency hedging related to the operative business of the Group Companies is continued in accordance with past practice at arm's length terms through foreign exchange forward contracts; and

15.1.7 procure that the Company enters into the real estate purchase agreement referred to in Section 7.1.1(xv) on terms and conditions consistent with Exhibit 7.1.1(xv)(a) and Exhibit 7.1.1(xv)(b), or as approved by the Purchaser.

15.2 Social Charter. Purchaser shall procure that the Company fulfills the obligations set forth in the collective bargaining agreement including its amendments (the "Collective Bargaining Agreement") as attached hereto in Exhibit 15.2 between the Company and Metall NRW, North Rhine Westfalia Metal and Electrical Industry, represented by the Federation of Metal Industry Enterprises for Dortmund and the Dortmund Region (as a representative of the Company) and IG Metall, NRW District Management, represented by IG Metall, Dortmund Office.

15.3        Use of RAG-Marks, -Domains and -Names.

            After the Closing Date, the Purchaser shall not use and ensure that none of the Group Companies uses (as part of a corporate or trade name, business identifier, trademark, internet domain or otherwise) neither of the designations RAG and / or RAG Coal International AG, RAG- and / or RAG Coal International-Logo ([GRAPHIC OMITTED],[GRAPHIC OMITTED]), any designation likely to be confused therewith with regard to the name "RAG" (the "RAG-Marks"). Furthermore, except as provided below, the Purchaser shall not use and ensure that none of the Group Companies uses or sells any brochure, sales literature, letterhead, web page, packaging or promotional or other materials, including online material, company cars, premises or any other products (the "Labeled Objects") which contain or carry any of the aforementioned RAG-Marks or any other mark, names or logos which indicate that the Purchaser or any of the Group Companies is or was part of the RAG Group. The Group Companies shall, however, be permitted for an interim use-up period of 6
            months  for  online  material,   including   internet  domains,   in
            particular including the content of the internet domain under www.dbt.de) after the Closing Date, to continue to use Labeled Objects which have already been labeled as of the Closing Date with any of the aforementioned RAG-Marks or which bear the corporate design of the RAG Group, in order to allow an orderly change to new marketing and branding, provided that any of these Labeled Objects are labeled with a sticker indicating that the Group Companies have left the RAG Group. Without undue delay after the Closing Date, the Purchaser shall take, or cause to be taken, all outstanding actions and issue, or cause to be issued, all declarations which are necessary or appropriate to comply with the above obligations. The Purchaser shall indemnify and hold harmless any member of the RAG Group companies from all obligations and liabilities arising out of or in connection with the use of Labeled Objects and / or in infringement of any of the provisions of this Section 15.3.

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                                       72


15.4 Lock-up Undertaking. The Seller agrees that it will not, without prior written consent of the Purchaser or other than in accordance with the provisions of this Section 15.4 for a period of three years following the Closing Date (i) directly or indirectly offer, sell contract to sell, loan, pledge, sell an option to buy, or buy an option to sell any of the Consideration Shares or otherwise assign or sell the Consideration Shares or (ii) enter into any transaction (including swap hedging, short sale or similar transactions) that transfers to a Third Party, in whole or in part, the economic risk of holding the Consideration Shares regardless of whether any such transaction is to be settled by delivery of shares, or in cash, or by other consideration. The foregoing restrictions will not apply to

            (i) a transfer of the Consideration Shares to the Seller's Affiliates, provided that such Affiliates agree to be bound by the preceding obligations pursuant to a written agreement reasonably acceptable to the Purchaser and containing the guarantees by such Affiliate corresponding to those set forth in Section 8.18; and

            (ii) a sale, transfer or disposal or other transaction of the kind referred to in sentence 1 of such number of the Consideration Shares equaling

                  (a) up to 30 % of the aggregate number of Consideration Shares on or after the first anniversary of the Closing Date;

                  (b) up to 60 % of the aggregate number of Consideration Shares on or after the second anniversary of the Closing Date;

                  (c) up to 100 % of the aggregate number of Consideration Shares on or after the third anniversary of the Closing Date; and

            (iii) a sale,  transfer or disposal or other transaction of the kind referred to in sentence 1 in connection with (a) a tender offer by Bucyrus International, Inc., or any of its Affiliates to re-purchase shares in Bucyrus International, Inc., applicable to all shareholders thereof, a capital decrease of Bucyrus International, Inc., or a redemption of shares in Bucyrus International, Inc., applicable to all shareholders thereof, regardless of the class of shares to which such offer, capital decrease or redemption may relate or (b) a spin-off, merger or the liquidation of Bucyrus International, Inc; and

            (iv) the acceptance of a public offer for the purchase of shares in Bucyrus International, Inc., by any Third Party which has been recommended by the board of directors or the shareholders of Bucyrus International, Inc., regardless of the class of shares to which such offer relates.

            Until the expiration of 2 years from the Closing Date, Purchaser's Guarantor shall make available all public information required by, and in the manner set forth in, paragraph (c) of Rule 144 of the Securities Act, or any successor thereto.

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                                       73


15.5 Access to Information. From the date of this Agreement through the Closing Date, the Seller shall cause each of the officers, managers, directors, employees, auditors and agents of the Seller and the Group Companies to afford to the Purchaser and the Purchaser's officers, directors, employees, auditors, agents and lenders the right at any time, on reasonable notice during normal business hours and provided such access does not unreasonably disrupt the operations of the Business, access to the management employees, auditors, agents, real and personal property, facilities, inventory and books and records as Purchaser reasonably shall deem necessary or desirable and subject to such reasonable restrictions as the Seller may request to maintain the confidentiality of its confidential information, this Agreement and the transactions contemplated hereby, and shall furnish such financial and operating data and other information with respect to the Group Companies, the Business and the Shares as the Purchaser may reasonably require. No such access, examination or review shall in any way affect, diminish or terminate any of the guarantees or covenants of the Seller set forth herein.

15.6 Financial Statements. As soon as possible, but not later than March 25, 2007, the Seller shall deliver to the Purchaser the Stand-Alone Financial Statements (except for the financial statements for the fiscal year 2006) (i) reconciled to US GAAP compliant with SEC Reg S-X, such reconciliation to be audited by KPMG, Essen and (ii) and their audits being brought into accordance with GAAS. Furthermore, the Seller shall deliver to the Purchaser, as soon as possible, but no later than the Closing Date, unqualified audited consolidated financial statements of the Company (consisting of consolidated balance sheet, consolidated profit and loss account and notes, and a group report on the situation of the Company) for the fiscal year 2006 prepared in accordance with IFRS and reconciled to US GAAP compliant with SEC Reg S-X, such reconciliation to be audited by KPMG in accordance with GAAS. In the event that the Seller is not in a position to deliver the reconciled Stand-Alone Financial Statements by April 10, 2007, the Seller shall, as soon as possible, but no later than on July 10, 2007 deliver the Stand-Alone Financial Statements and unqualified audited consolidated financial statements of the Company (consisting of consolidated balance sheet, consolidated profit and loss account and notes, and a group report on the situation of the Company) for the period commencing on January 1, 2007 and ending on March 31, 2007, (i) reconciled to US GAAP compliant with SEC Reg S-X, such reconciliation to be audited by KPMG, and (ii) their audits being brought into accordance with GAAS.

15.7 Supplemental Disclosures. The Seller shall have the obligation to supplement and amend the Disclosure Schedules to this Agreement as necessary with respect to any matter hereafter arising or discovered which, if known at the Signing Date, would have been required to be set forth or described in the Disclosure Schedules provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any breach of any guarantee made in Section 8. The Seller shall promptly notify the Purchaser in writing of any event following the Signing Date which the Seller becomes aware that will or may reasonably be expected to be a Material Breach of the guarantees set forth in Section 8.

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                                       74


15.8 Survey. Prior to the Closing Date, the Seller shall deliver to the Purchaser a Survey reasonably acceptable to the Purchaser in form and substance, certified within sixty (60) days prior to the Closing Date, prepared by a surveyor licensed in the jurisdiction where such Owned Real Property is located and certified to the Purchaser and a title company selected by the Purchaser. The Purchaser shall pay the costs and expenses of Surveys, whether or not the transactions contemplated under this Agreement are consummated. Seller shall give the Purchaser such assistance as the Purchaser may reasonably request to obtain title insurance on the Owned Real Property in the United States.

15.9 Payment obligations. The Seller shall procure that the Group Companies will duly fulfill (i) any and all payment obligations towards their employees, Key Employees, former employees or former managing directors relating to the time prior to Closing and (ii) any and all obligations to pay or to withhold and pay amounts required by law, statutes, regulations, Collective Agreements or employment contract, including but not limited to taxes and social security contributions, relating to the time prior to Closing.

15.10 Performance/Damages. Claims under this Section 15 shall be time-barred 7 years after the Closing Date. Section 9 shall apply with the exception of Sections 9.4.1and 9.5. For the purposes of Sections 15.1 and 15.4, "Loss" or "Losses" shall include consequential or indirect damages (Folgeschaden, mittelbare Schaden) and loss of profits (entgangener Gewinn). The limitations pursuant to Section 9.1, second to last and last sentence, shall apply.

16.         Non-Compete

            For a period of three years after the Closing Date, the Seller shall not, and shall cause its Affiliates for so long as they continue to be an Affiliate of the Seller not to

16.1 engage in the business of the Group Companies as conducted as of the Closing Date in the current geographical area of activities of the Group Companies (the "Business"), provided, however, that the following activities shall be exempt from the covenant not to compete:

16.1.1 any activities directly or indirectly conducted by the Seller's Group (as existing on the Signing Date) as of the Closing Date including such of Deutsche Steinkohle AG and DMT Deutsche Montan Technologie GmbH for captive use within Seller's Affiliates; or

16.1.2 the manufacture and distribution of products and parts thereof which are (as of the Signing Date) offered by the Seller's Group as an integral part of, or in combination with, other products that are not currently distributed by the Group Companies; or

16.1.3 the acquisition of an interest of 5% of the outstanding capital and/or voting rights in an entity engaged in business activities competing with the Business, provided the

            Seller and its Affiliates are excluded from any control over the management of such company; or

16.2 solicit for employment of any Key Employee, provided that this covenant shall not apply with respect to any person who (i) has given notice of termination of, or agreed with the relevant Group Company to terminate, his employment without any inducement by Seller or its respective Affiliate, (ii) has been given notice of termination of his employment by any of the Group Companies or (iii) seeks for employment with Seller or any of its affiliates as a result of general advertising or otherwise upon his own initiative.

17.         Transition of Business

17.1 General Cooperation. Notwithstanding the rights of the Parties under this Agreement, after the Closing the Seller and the Purchaser shall cooperate and use reasonable efforts to provide for a smooth transition of the Group Companies to Purchaser as soon as possible. This shall include (i) the conclusion of transitional service agreements between the Group Companies and the Seller or Seller's Affiliates, in each case on terms mutually agreed between the respective parties and (ii) such assistance the Purchaser may reasonably request to change the fiscal year of the Company after the Closing Date.

17.2 IT Licenses. The Purchaser acknowledges that the right to use any software and to be rendered IT services under the agreements listed in Exhibit 17.2 that have been entered into by members of the Seller's Group will terminate upon Closing. The Purchaser will procure the entry by the Group Companies into IT software and service agreements to replace such terminating agreements and to secure a smooth transition.

17.3 Insurances. The Purchaser acknowledges that the insurance cover provided under the insurance policies taken out by the Seller's Group (including trade credit insurance) and listed in Exhibit 17.3 will terminate upon Closing. The Purchaser will procure that the Group Companies take out such insurance coverage as is necessary as replacement. The Purchaser shall procure that the Group Companies shall pass on to the Seller all repayments or refunds of insurance premiums paid by the insurer to the Group Companies in relation to insurances prepaid and terminated early at the Closing Date less any termination fees to be borne by the Group Companies. If the Seller procures at its expense insurance coverage for product liability claims arising under Section 10.3 the Purchaser shall ensure that the Group Companies fulfill their obligations under the relevant insurance, if any, and the Seller and the Purchaser shall procure that the Group Companies cooperate in good faith to give effect to such insurance coverage.

17.4 Notification to Business Partners. The Purchaser will procure that the Group Companies together with the Seller will notify all business partners in writing promptly after the Closing Date that any payments, credits and debits may no longer be made on the accounts belonging to the cash pool referred to in Section 4.2, but on such newly opened accounts of the Group Companies only which are specified in the respective notification to business partners. If, after the Closing Date, the Seller or any of Seller's Affiliates receives any payments which are made for the benefit of the Company, then the Seller shall forward (with no right to set off) such amounts to a bank account held by the Company as listed in Exhibit 17.4. If, after the Closing Date, the Seller makes payments or incurs liabilities for the benefit of the Company which have been approved by the Purchaser and such payments or liabilities are booked on an account to be established by Seller (the "Current Account"), the Purchaser shall procure that such amounts are paid by the Company without undue delay. To the extent any debits are made by the Company and / or the Subsidiaries on the accounts belonging to the cash pool referred to in Section 4.2 (including the Current Account) after the Closing Date or any other accounts maintained by the Seller's Group for the Company and / or the Subsidiaries the Purchaser shall promptly balance, or shall procure that the Company will promptly balance, any such debit by making payment to the respective account. Any payment to be made in accordance with this Section 17.4 shall be made in the currency in which the respective account denominates.

17.5 Termination of Intra-group Agreements. The Seller shall procure that on or before the Closing, the agreements listed in Exhibit 17.5 between the Group Companies on the one side and the Seller and the Seller's Affiliates on the other side shall be terminated by mutual agreement with effect as of the Closing Date. The termination shall be made without any additional costs due to such termination (e.g., break-up fees) to the respective party; outstanding obligations shall be fulfilled when due.

17.6 Consent Declaration Change of Fiscal Year. Upon request of and in consultation with the Purchaser the Seller shall (i) obtain the necessary consent declaration of the competent tax authority with respect to the shortening of the Company's fiscal year so that such short fiscal year ends on or after the Closing Date and (ii) shall undertake appropriate steps to give effect to such short fiscal year under company law. The Parties shall use their best efforts to timely fix the relevant date for the short fiscal year and to implement the above steps. For the avoidance of doubts any resulting cost shall economically be borne by Purchaser.

18.         Confidentiality and Public Announcements

18.1 Confidentiality in relation to Group Companies. The Seller and the Seller's Guarantor shall keep the knowledge about the Group Companies and their business operation strictly confidential with the exception that (i) the Seller has and will provide its professional advisors with information relating the Group Companies,
            (ii) Seller may disclose any information if it is required by law, and (iii) Seller may be entitled to disclose information if necessary to defend or prosecute lawsuits.

18.2        Confidentiality  in  relation  to this  Agreement  and the  Parties.
            Subject to Section 18.4, the Parties, the Purchaser's Guarantor and the Seller's Guarantor shall keep the knowledge obtained in connection with the negotiations and execution of this Agreement with respect to this Agreement, the transactions contemplated herein and

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                                       77


            the other Parties and their Affiliates (except for the Group Companies to which Section 18.1 shall apply exclusively) strictly confidential.

18.3 Confidentiality Agreement. Subject to Section 18.4 the rights and obligations under the confidentiality agreement between the Seller and the Purchaser's Guarantor dated January 13/14, 2005 and as extended by agreement dated September 12, 2006 shall remain unaffected.

18.4 Announcements. Each of the Parties, the Seller's Guarantor and the Purchaser's Guarantor undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless (i) such announcement or other disclosure is required by applicable law, legal process or any applicable stock exchange (NASDAQ) rule or regulation, or (ii) the timing and content of an announcement or other disclosure regarding any aspect of the transactions contemplated herein has been preceded by the written consent of the Purchaser (which may be granted or withheld in its reasonable discretion)

19.         Notices

            All notices and other communications hereunder shall be made in writing unless notarization or any other specific form is required by mandatory law, in the English language and shall be hand delivered or sent by telefax, mail or courier to the following addresses:

            If to Seller, to:

            RAG Coal International AG
            Rechtsabteilung
            Attn. Dr. Thomas Altenbach
            Rellinghauser Stra(beta)e 1 - 11
            45128 Essen
            Germany
            Telefax-No. +49 - 201 - 177 4039

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Attn. Dr. Bernd Mayer / Dr. Lutz Zimmer
                  Karl-Scharnagl-Ring 7
                  80539 Munich
                  Germany
                  Telefax-No. +49 - 89 - 24 44 95 300

            If to Purchaser, to:

            Bucyrus International, Inc.
            Attn. Craig R. Mackus P.O. Box 500
            1100 Milwaukee Avenue, WI 53172
            USA
            Telefax-No. +1 - 414 - 768 5060

                  with a copy to:

                  Winston & Strawn LLP
                  Attn: Gregory J. Bynan
                  35 W. Wacker Drive
                  Chicago, IL 60601
                  USA
                  Telefax-No. +1 - 312 - 558 5700

                  and

                  Freshfields Bruckhaus Deringer
                  Attn: Dr. Anselm Raddatz / Dr. Wolfram Rhein
                  Feldmuhleplatz 1
                  40545 Dusseldorf
                  Germany
                  Telefax-No. +49 - 211 - 49 79 103

            If to Purchaser's Guarantor, to:

            Bucyrus International, Inc.
            Attn. Craig R. Mackus
            P.O. Box 500
            1100 Milwaukee Avenue WI 53172
            USA
            Telefax-No. +1 - 414 - 768 5060

                  with a copy to:

                  Winston & Strawn LLP
                  Attn: Gregory J. Bynan
                  35 W. Wacker Drive
                  Chicago, IL 60601
                  USA
                  Telefax-No. +1 - 312 - 558 5700

                  and

                  Freshfields Bruckhaus Deringer
                  Attn: Dr. Anselm Raddatz / Dr. Wolfram Rhein
                  Feldmuhleplatz 1
                  40545 Dusseldorf
                  Germany
                  Telefax-No. +49 - 211 - 49 79 103

            or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.

20.         Costs and Taxes

20.1 Costs of Advisors. Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors.

20.2 Other Costs; Fees. The costs of the notarization of this Agreement shall be borne by the Purchaser. The fees of the competent governmental antitrust authorities shall be borne by the Seller and Purchaser in equal amounts. Seller shall pay the fees of the notarization of the accession of Seller's Guarantor to this Agreement, and the integration of the financial statements of the Company as of December 31, 2006 in accordance with Section 8.7.1.

20.3        Taxes.  Any transfer  taxes,  including,  without  limitation,  real estate transfer tax (Grunderwerbsteuer), and similar domestic or foreign taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Purchaser subject to Section 13.6.1 (iv). Capital gains taxes shall be borne by the Seller.

21.         Miscellaneous

21.1 Exhibits. All Exhibits to this Agreement constitute a part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

21.2 Entire Agreement. This Agreement, the Exhibits and the Disclosure Schedules and the Confidentiality Agreement between the Seller and the Purchaser's Guarantor dated January 13/14, 2005 as extended by agreement dated September 12, 2006 shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof (including, but not limited to the notarized Letter of Intent between the Seller and the Purchaser's Guarantor dated November 10,
            2006).

21.3 Amendments. Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless mandatory law provides for stricter form requirements.

21.4 Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, all references to "Section" refer to the corresponding Section of this Agreement. All words used in this Agreement will be construed to be of such number as the circumstances require. The word "including" shall not limit the preceding words or terms. Where this Agreement provides that a Party shall procure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any Losses of the other Party resulting from the fact that such action or situation is not brought about as agreed (verschuldensunabhangige Erfolgshaftung). Wherever this Agreement requires the disclosure of or otherwise refers to a contract or other agreement, such disclosure requirement or other reference shall apply to and include all ancillary agreements, amendments, side letters, waivers and similar documents, if any, related thereto.

21.5 Reference to German Legal Terms. Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, Regulations or legal relationships (herein collectively referred to as the "Legal Terms") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as come closest to the Legal Terms under German law.

21.6 German Terms. If provisions in this Agreement include English terms with respect to which German terms have been inserted in brackets and / or italics immediately after the English term, the respective German terms alone rather than the English terms shall be authoritative for the interpretation of the respective provisions.

21.7        Assignment.

21.7.1 Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Seller hereby consents to the assignment of any claims of Purchaser under this Agreement to any banks or other lenders as collateral for any debt incurred by Purchaser or any Affiliate of Purchaser in connection with the financing of the Purchase Price or any obligations of Purchaser under this Agreement.

21.7.2 If the Purchaser transfers any controlling shareholding in any Group Company to any Third Party, Purchaser shall ensure that such Third Party assumes the obligations set forth or referred to in this Agreement, to the extent that such obligations relate to the relevant Company, business or asset. Purchaser shall remain jointly and severally liable to Seller with respect to the due fulfillment of any such obligations by the relevant Third Party.

21.7.3 Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

21.8 Set-off and Retention. Except as otherwise agreed between the Parties, no Party shall be entitled to set off (aufrechnen) or net (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zuruckbehaltungsrecht).

21.9 Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and under exclusion of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

21.10 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement including the breach, termination or invalidity thereof shall be finally settled by binding arbitration by the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") in effect at the time of such arbitration (except as such rules may be modified herein or by mutual agreement of the parties to such arbitration) by three arbitrators, each of them to be fluent in German and in English. Each Party shall nominate one arbitrator in accordance with the ICC Rules. The so nominated arbitrators shall appoint the third arbitrator who shall act as chairman. If the two party-appointed arbitrators fail to appoint the third arbitrator within a period of thirty (30) days as of the appointment of the second party-appointed arbitrator the third arbitrator shall be appointed by the International Center of Arbitration in accordance with the ICC Rules. The seat of the arbitration shall be London. The language of the arbitration shall be English, provided that the parties to the arbitration shall be allowed to submit documents in German or in English. For this
            Section 21.10 the Seller and Seller's Guarantor and the Purchaser and Purchaser's Guarantor respectively shall be deemed to be each one joint party.

21.11 Partial Invalidity. In the case that one or more provisions of this Agreement shall be invalid or unenforceable, this shall not affect the validity and enforceability of the

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            other  provisions of this Agreement.  In such case the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which reflect as closely as possible the commercial intention of such invalid or unenforceable provision as regards subject matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement. The Seller hereby waives any argument or claim or defense with respect to the validity and enforceability of Section 7.1.8 including the amount payable thereunder.

21.12 Full Liability. For the avoidance of doubt, the Seller shall be 100% liable (subject to the limitations set forth herein) for the fulfillment of any of its covenants or other obligations and any of Purchaser's rights or remedies under this Agreement, without regard to the fact that the Seller owns, and shall transfer hereunder, less than 100% of the Shares in the Company.

21.13 Seller's Guarantor. Upon accession of Seller's Guarantor to this Agreement in accordance with Section 7.2.3(iii) which is hereby accepted by the Parties, Seller's Guarantor shall be a Party to this Agreement.

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                                       83


                                      DBT HOLDINGS GMBH


                                      By:   /s/ Dr. Wolfram Rhein
                                          --------------------------------
                                            Dr. Wolfram Rhein,
                                            Attorney-in-Fact


                                      BUCYRUS INTERNATIONAL, INC.


                                      By:   /s/ Scott S. Cramer
                                          --------------------------------------
                                            Scott S. Cramer,
                                            Attorney-in-Fact


                                      RAG COAL INTERNATIONAL AKTIENGESELLSCHAFT


                                      By:   /s/ Dr. Thomas Altenbach
                                          -------------------------------
                                            Dr. Thomas Altenbach,
                                            Attorney-in-Fact